EXHIBIT 2.1

Conformed

STOCK PURCHASE AGREEMENT

by and among

THE STOCKHOLDERS IDENTIFIED IN EXHIBIT A ATTACHED HERETO,

as the Sellers,

FARRELL E. ROBINSON,

as the Sellers’ Representative,

INTEGRATED MEDICAL SYSTEMS INTERNATIONAL, INC.,

as the Company,

and

STERIS CORPORATION,

as Buyer

Dated as of March 31, 2014

i

Index of Exhibits

Exhibit A – Stockholders

Exhibit B – Escrow Agreement

Exhibit C – Guaranty

Exhibit D – Lease Agreement

Exhibit E – Real Property Purchase Agreement

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of the 31st day of March, 2014, is by and among (i) the stockholders identified in Exhibit A attached hereto (each, a “Seller” and, collectively, the “Sellers”), (ii) Farrell E. Robinson, in his capacity as the Sellers’ Representative (the “Sellers’ Representative”), (iii) Integrated Medical Systems International, Inc., a Delaware corporation (the “Company”), and (iv) STERIS Corporation, an Ohio corporation (“Buyer”).

RECITALS

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of common stock, par value $1.00 per share (collectively, the “Shares”), of the Company;

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, the Shares, subject to the terms and conditions set forth herein; and

WHEREAS, certain of the Sellers own, directly or through investment vehicles, real estate utilized by the Company in the conduct of its business and wish to sell such real estate to Buyer as set forth in the Real Property Transaction Documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. The following terms have the meanings specified or referred to in this ARTICLE I:

(a) “Acquisition Proposal” means any proposal relating to the acquisition of all or any portion the Shares or of the equity interests of any of Subsidiary of the Company, or for a merger, sale of securities, sale, lease or license of substantial assets or similar transaction involving the Company or any of its Subsidiaries, other than (i) the transactions contemplated by this Agreement and the Transaction Documents and (ii) the sale of Inventory in the ordinary course of business consistent with past practice.

(b) “Action” means any action, claim, demand, litigation, suit, proceeding, citation, summons, subpoena, hearing, complaint or assessment, inquiry or investigation or any nature, civil, criminal, regulatory or otherwise, at law or in equity, by or before any Governmental Authority.

(c) “Affiliate” of a Person means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

(d) “Agreed Accounting Principles” means accounting principles, practices, methodologies and policies set forth in Section 1.1 of the Disclosure Schedules.

(e) “Agreement” has the meaning set forth in the preamble.

(f) “Allocation Schedule” has the meaning set forth in Section 5.13.

(g) “Audited Financial Statements” has the meaning set forth in Section 3.6.

(h) “Balance Sheet” has the meaning set forth in Section 3.6.

(i) “Balance Sheet Date” has the meaning set forth in Section 3.6.

(j) “Benefit Plan” has the meaning set forth in Section 3.19(a).

(k) “Business” means, collectively, (i) providing maintenance, repair, restoration and related services for surgical instruments, flexible, semi-rigid and rigid endoscopes, surgical cameras, surgical power tools and equipment, surgical monitors, surgical carts, surgical light sources and, in each case, components thereof (collectively, the “Equipment”), (ii) marketing, selling and distributing pre-owned Equipment, (iii) designing, manufacturing, machining, marketing and selling replacement parts used in connection with maintenance, repair and restoration of the Equipment, (iv) providing management, consulting, training and other similar services related to the inspection, evaluation, repair and processing of the Equipment, (v) providing consulting, training and other similar services related to the management of sterile processing departments of hospitals and other acute care facilities and the processing of the Equipment by such departments, (vi) providing consulting, training, liaison and other similar services relating to the management and operation of operating rooms and other similar facilities and associated process improvements in connection with the foregoing and (vii) designing, marketing and licensing software solutions related to the management and tracking of tissue, implants, medical devices and surgical instruments by hospitals and other acute care facilities.

(l) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

(m) “Buyer” has the meaning set forth in the preamble.

(n) “Buyer LTIP” has the meaning set forth in Section 5.19(b).

(o) “Buyer Benefit Plans” has the meaning set forth in Section 5.4(c).

(p) “Buyer 401(k) Plan” has the meaning set forth in Section 5.4(b).

(q) “Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

(r) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

(s) “Certified Company Indebtedness” has the meaning set forth in Section 2.3(d)(viii). Further, the Certified Company Indebtedness will include an amount equal to $569,000 of the unallocated accounts receivable set forth on the Interim Balance Sheet.

(t) “Certified Company Transaction Expenses” has the meaning set forth in Section 2.3(d)(viii).

(u) “Certified Owned Real Property Indebtedness” has the meaning set forth in Section 2.3(d)(viii).

(v) “Certified Indebtedness” means, collectively, the Certified Company Indebtedness and the Certified Owned Real Property Indebtedness.

(w) “Charitable Organization” means NCF Charitable Trust, a wholly charitable trust and tax exempt organization classified as a public charity under Section 501(c)(3) of the Code.

(x) “Closing” has the meaning set forth in Section 2.4.

(y) “Closing Adjustment” has the meaning set forth in Section 2.5(a)(ii).

(z) “Closing Date” has the meaning set forth in Section 2.4.

(aa) “Closing Date Owned Real Property Purchase Price Payment” means the sum of (i) the Owned Real Property Purchase Price (ii) minus the Certified Owned Real Property Indebtedness.

(bb) “Closing Date Share Purchase Price Payment” means the sum of (i) the Share Purchase Price (ii) plus or minus, as applicable, the Closing Adjustment, (iii) minus the Escrowed Amount, (iv) minus the Certified Company Indebtedness, and (v) minus the Certified Company Transaction Expenses.

(cc) “Closing Net Working Capital” means, as of the Closing Date, an amount equal to: (i) the total current assets of the Company and its Subsidiaries (on a consolidated basis) of the type shown as being included in the calculation on the Sample Working Capital Statement minus (ii) the total current liabilities of the Company and its Subsidiaries (on a consolidated basis) of the type shown as being included in the calculation on the Sample Working Capital Statement, in each case as calculated in accordance with the Agreed Accounting Principles.

(dd) “Closing Net Working Capital Statement” has the meaning set forth in Section 2.5(b)(i).

(ee) “COBRA” has the meaning set forth in Section 3.19(j).

(ff) “Code” means the Internal Revenue Code of 1986, as amended.

(gg) “Common Stock” has the meaning set forth in Section 3.3(a).

(hh) “Company” has the meaning set forth in the preamble.

(ii) “Company Continuing Employee” has the meaning set forth in Section 5.4(a).

(jj) “Company Intellectual Property” has the meaning set forth in Section 3.12(a).

(kk) “Company Released Parties” has the meaning set forth in Section 5.17(a).

(ll) “Company Transaction Expenses” means all expenses of the Company, any of its Subsidiaries and any of the Sellers incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Closing and the consummation of the transactions contemplated hereby, including (i) out-of pocket costs, fees, expenses and disbursements of or to financial advisors, attorneys, accountants and other advisors and service providers and (ii) severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any payroll, Social Security, unemployment or similar Taxes related thereto). For the avoidance of doubt, any amounts granted, awarded, paid or otherwise disbursed by Buyer or any of its Affiliates (including the Company) pursuant to Section 5.19 shall not be considered Company Transaction Expenses for purposes of this Agreement.

(mm) “Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 14, 2013, between Buyer and the Company.

(nn) “Construction Agreements” means, collectively, those certain (a) Standard Form of Agreement (AIA Document A101 – 2007), dated as of January 17, 2014, between the Company and Rives Construction Company, Inc. and (b) Standard Form of Agreement (AIA Document B105-2007), dated June 19, 2013, between The Robinson Real Estate Company, LLC and Cohen Carnaggio Reynolds.

(oo) “Consent” means a consent, approval, authorization, waiver, notification, permit, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

(pp) “Continuing Employee Pool Amount” has the meaning set forth in Section 5.19.

(qq) “Contracts” means all contracts, leases, deeds, mortgages, licenses, permits, instruments, indentures, guarantees, loan agreements, letters of credit, notes, commitments, undertakings, joint ventures and all other agreements and legally binding obligations, understandings or arrangements, whether written or oral.

(rr) “Copyrights” means all copyrights, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content, rights to compilations, collective works and derivative works of any of the foregoing, and registrations and applications for registration for any of the foregoing and any renewals or extensions thereof.

(ss) “Deeds” has the meaning set forth in Section 1.1(uuuuu).

(tt) “Direct Claim” has the meaning set forth in Section 7.5(c).

(uu) “Disclosure Schedules” means the Disclosure Schedules delivered by the Sellers and Buyer concurrently with the execution and delivery of this Agreement (as the same may be supplemented or amended pursuant to Section 5.3(c)).

(vv) “Disputed Amounts” has the meaning set forth in Section 2.5(c)(iii).

(ww) “Dollars or $” means the lawful currency of the United States.

(xx) “Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

(yy) “Drop Dead Date” has the meaning set forth in Section 8.1(b)(i).

(zz) “Employees” means those Persons employed by the Company or any of its Subsidiaries immediately prior to the Closing.

(aaa) “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

(bbb) “Employment Agreements” means, collectively, the Employment and Release Agreement, dated as of an even date herewith and effective as of the Closing Date, by and among the Company, Buyer and each of the following individuals: (i) Peter P. Bodor; (ii) Zoltan A. Bodor; (iii) Barry Davis; (iv) James Robert Mundy, III; (v) William C. Phillips; (vi) Ervin Lee Robinson; (vii) David Strevy; (viii) Kellie Upchurch; and (ix) Wayne Whitaker.

(ccc) “Encumbrance” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, claim, servitude, easement, encroachment, conditional sale or other title retention device or arrangement (including a capital lease), right of first refusal, right of first offer, purchase option or other similar encumbrance.

(ddd) “Environmental Claim” means any action, suit, claim, investigation, request for information or other proceeding by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) the actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

(eee) “Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof), contamination, or the protection or clean-up of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, reporting, licensing, permitting, investigating, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, Release or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(fff) “Environmental Notice” means any written directive, demand, order, settlement agreement, citation, complaint, summons, request for information, notice of violation or infraction in respect of any Environmental Claim or relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

(ggg) “Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

(hhh) “Equipment” has the meaning set forth in Section 1.1(k).

(iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(jjj) “ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Code §414.

(kkk) “Escheatment Payment” has the meaning set forth in Section 5.21.

(lll) “Escrow Agent” means U.S. Bank National Association, a national banking association.

(mmm) “Escrow Agreement” has the meaning set forth in Section 2.3(a).

(nnn) “Escrowed Amount” has the meaning set forth in Section 2.3(a).

(ooo) “Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5(a)(i).

(ppp) “Estimated Closing Net Working Capital Statement” has the meaning set forth in Section 2.5(a)(i).

(qqq) “FDA” has the meaning set forth in Section 3.27(a).

(rrr) “Financial Statements” has the meaning set forth in Section 3.6.

(sss) “Fundamental Representations” has the meaning set forth in Section 7.1.

(ttt) “GAAP” means United States generally accepted accounting principles in effect from time to time.

(uuu) “General Enforceability Exceptions” has the meaning set forth in Section 3.1.

(vvv) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency (including the IRS), department, board, commission or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, federal, state, local or foreign court or tribunal of competent jurisdiction.

(www) “Governmental Order” means any order, writ, judgment, injunction, decree, ruling, charge, stipulation, determination or award entered by or with any Governmental Authority.

(xxx) “Guaranty” means, collectively, the guaranties with respect to Farrell E. Robinson and Debra J. Robinson, in each case in the form attached hereto as Exhibit C.

(yyy) “Hazardous Materials” means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, infectious, explosive, corrosive, flammable, carcinogenic, mutagenic or toxic, or words of similar import or regulatory effect under Environmental Laws; (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls; and (iii) any other chemical, pollutant, waste, material or substance that is regulated by or to which liability or standards of conduct may be imposed under any Environmental Law.

(zzz) “Homewood Properties” means, collectively, each of the Leased Real Properties set forth on Section 1.1(zzz) of the Disclosure Schedules.

(aaaa) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(bbbb) “Indebtedness” of any Person means, without duplication: (i) all obligations of such Person (A) for the principal of, interest on, and premium and breakage costs in respect of, money borrowed (whether or not borrowed from an Affiliate of such Person), or (B) evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations of such Person issued or assumed as the deferred purchase price for property (including any “earnout” or “holdback” amounts) other than trade payables in the ordinary course of business, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, including all obligations of such Person for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (iv) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (iv) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset for such Person (whether or not such obligation is assumed by such Person).

(cccc) “Indemnified Party” has the meaning set forth in Section 7.4.

(dddd) “Indemnifying Party” has the meaning set forth in Section 7.4.

(eeee) “Indemnity Escrowed Amount” has the meaning set forth in Section 2.3(a).

(ffff) “Independent Accountants” has the meaning set forth in Section 2.5(c)(iii).

(gggg) “Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the Internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.

(hhhh) “Insurance Policies” has the meaning set forth in Section 3.15(a).

(iiii) “Intellectual Property” means, collectively, all Copyrights, Patents, Trademarks, Domain Names and Trade Secrets, and all rights to enforce and to collect damages for past, present and future violations of the foregoing.

(jjjj) “Interim Balance Sheet” has the meaning set forth in Section 3.6.

(kkkk) “Interim Financial Statements” has the meaning set forth in Section 3.6.

(llll) “Inventory” means all raw materials, work-in-process, finished goods, supplies, molds, dies, parts, spare parts, replacement and component parts, labels and packaging and other inventories of the Company and its Subsidiaries (including in transit, on consignment or in the possession of any third party) reflected in the Estimated Closing Net Working Capital Statement.

(mmmm) “IRS” means the United States Internal Revenue Service.

(nnnn) “Knowledge of the Sellers” or “the Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Farrell E. Robinson, Debra J. Robinson, Kellie Upchurch, Barry Davis or David Strevy, or the knowledge that any such individual would have possessed after such reasonable inquiry (including an inquiry of such individual’s direct reports) and investigation of the subject matter in question as would be expected of a reasonably prudent person similarly situated under the circumstances.

(oooo) “Law” means any statute, law, ordinance, regulation, rule, code, order (including any Governmental Order), constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(pppp) “Lease Agreement” means, collectively, the lease agreements with respect to the Homewood Properties, in each case in the form attached hereto as Exhibit D.

(qqqq) “Leased Real Property” has the meaning set forth in Section 3.10(c).

(rrrr) “Leases” has the meaning set forth in Section 3.10(c).

(ssss) “Liability” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.

(tttt) “Losses” means any and all losses, damages, Liabilities, costs or expenses, including reasonable attorneys’ fees, amounts paid in settlement, claims, interest, awards, judgments, fines and penalties, including any of the foregoing arising under, out of or in connection with any Action or Order.

(uuuu) “Material Adverse Effect” means any event, occurrence, effect, fact, condition or change that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, results of operations, financial condition, assets or liabilities of the Company or any of its Subsidiaries, taken as a whole, or (ii) the ability of the Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, effect, fact, condition or change that results from, arises out of or relates to: (A) general economic or political conditions (but only to the extent such conditions do not disproportionately affect the Company or any of its Subsidiaries); (B) conditions generally affecting the industries in which the Company or any of its Subsidiaries operate (but only to the extent such conditions do not disproportionately affect the Company or any of its Subsidiaries); (C) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates (but only to the extent such conditions do not disproportionately affect the Company or any of its Subsidiaries); (D) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, or any acts of God (but only to the extent such conditions do not disproportionately affect the Company or any of its Subsidiaries); (E) any action required to be taken pursuant to this Agreement; (F) any changes in GAAP or any accounting standards or changes in applicable Laws or other binding directive issued by any Governmental Authority, or the enforcement, implementation or interpretation thereof; (G) the announcement (including the identity of Buyer) or completion of the transactions contemplated by this Agreement, including losses of employees, customers, suppliers, distributors or others having relationships with the Company or any of its Subsidiaries; or (H) any failure of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of any such failure (subject to the other provisions of this definition) shall not be excluded).

(vvvv) “Material Contracts” has the meaning set forth in Section 3.9(a).

(wwww) “Material Customers” has the meaning set forth in Section 3.24(a).

(xxxx) “Material Suppliers” has the meaning set forth in Section 3.24(b).

(yyyy) “Maximum Indemnification Amount” has the meaning set forth in Section 7.4(b).

(zzzz) “Measuring Period” has the meaning set forth in Section 5.19(a).

(aaaaa) “MDR” has the meaning set forth in Section 3.27(b).

(bbbbb) “OSHA” means the Occupational Safety and Health Act, and any similar Law or program of a Governmental Authority designed to provide safe and healthful working conditions.

(ccccc) “Organizational Documents” means, as to any Person, its articles or certificate of incorporation or certificate of formation and its bylaws or regulations or limited liability company agreement or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.

(ddddd) “Owned Real Property” has the meaning set forth in Section 3.10(c).

(eeeee) “Owned Real Property Purchase Price” means $10,000,000.

(fffff) “Owner’s Affidavits” has the meaning set forth in Section 1.1(uuuuu).

(ggggg) “Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership, issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing.

(hhhhh) “Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

(iiiii) “Permitted Encumbrances” has the meaning set forth in Section 3.10(b).

(jjjjj) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(kkkkk) “Post-Closing Adjustment” has the meaning set forth in Section 2.5(b)(ii).

(lllll) “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Tax Period, the portion of such taxable period beginning after the Closing Date.

(mmmmm) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Tax Period, the portion of such taxable period ending on and including the Closing Date.

(nnnnn) “Primary Restricted Seller” has the meaning set forth in Section 5.16(a).

(ooooo) “Primary Restricted Term” has the meaning set forth in Section 5.16(f).

(ppppp) “Purchase Price” means the sum of the Share Purchase Price and the Owned Real Property Purchase Price.

(qqqqq) “Q-Sub” has the meaning set forth in Section 3.21(a)(i).

(rrrrr) “Qualified Benefit Plan” has the meaning set forth in Section 3.19(b).

(sssss) “Real Property” means the real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon, in each case, as described in Section 3.10(c) of the Disclosure Schedules.

(ttttt) “Real Property Purchase Agreement” means, collectively, the Contracts for the Sale and Purchase of Real Estate, in each case, in the form attached hereto as Exhibit E.

(uuuuu) “Real Property Transaction Documents” means and includes, with respect to each Owned Real Property, (A) a Real Property Purchase Agreement, (B) a statutory warranty deed (or the equivalent thereof in the applicable state) (collectively as to all Owned Real Property, the “Deeds”), (C) any real property conveyance fee or transfer Tax forms required of the Sellers by the applicable jurisdictions in which such Owned Real Property is located, (D) a quitclaim bill of sale in form and substance reasonably satisfactory to Buyer and (E) any other documents or instruments required by the terms of this Agreement or reasonably required by Buyer or the Title Company, including, but not limited to, such affidavits as are necessary to permit the Title Company to delete the exceptions to the title policy for gap coverage, mechanics’ liens incurred by the Company or the owners of the Owned Real Property, parties in possession (other than the Company or its Subsidiaries) and broker liens incurred by the owners of the Owned Real Property in such forms and containing such certifications that are reasonably satisfactory to the owners of the Owned Real Property (collectively, the “Owner’s Affidavits”).

(vvvvv) “Related Persons” has the meaning set forth in Section 3.25.

(wwwww) “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

(xxxxx) “Representative” means, with respect to any Person, any and all directors, managers, partners, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(yyyyy) “Resolution Period” has the meaning set forth in Section 2.5(c)(ii).

(zzzzz) “Restricted Stock Awards” has the meaning set forth in Section 5.19(b).

(aaaaaa) “Restrictive Covenants” has the meaning set forth in Section 5.16(e).

(bbbbbb) “Review Period” has the meaning set forth in Section 2.5(c)(i).

(cccccc) “Sample Working Capital Statement” means the sample statement of Working Capital as of February 28, 2014 set forth in Section 1.2 of the Disclosure Schedules.

(dddddd) “Secondary Restricted Seller” has the meaning set forth in Section 5.16(b).

(eeeeee) “Secondary Restricted Term” has the meaning set forth in Section 5.16(f).

(ffffff) “Section 338(h)(10) Election” has the meaning set forth in Section 5.13.

(gggggg) “Seller” and “Sellers” have the meanings set forth in the preamble.

(hhhhhh) “Seller Indemnified Parties” has the meaning set forth in Section 7.3.

(iiiiii) “Seller Related Persons” has the meaning set forth in Section 5.17(a).

(jjjjjj) “Seller Related Person Claims” has the meaning set forth in Section 5.17(a).

(kkkkkk) “Sellers’ Representative” means Farrell E. Robinson.

(llllll) “Severance Guidelines” has the meaning set forth in Section 5.4(a).

(mmmmmm) “Share Purchase Price” means $165,000,000.

(nnnnnn) “Shares” has the meaning set forth in the recitals.

(oooooo) “Statement of Objections” has the meaning set forth in Section 2.5(c)(ii).

(pppppp) “Straddle Tax Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

(qqqqqq) “Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, trust, joint venture, association or other entity in which such

Person owns, directly or indirectly, any equity interests in such entity. Without limiting the generality of the foregoing, Vikon and Wedge are Subsidiaries of the Company.

(rrrrrr) “Target Working Capital” has the meaning set forth in Section 2.5(a)(ii).

(ssssss) “Tax” or “Taxes” means any tax of any kind whatsoever, including any federal, state, local or foreign income, capital gains, gift or estate, gross receipts, commercial activity, sales, use, value-added, production, ad valorem, transfer, documentary, franchise, net worth, capital, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, intangibles, windfall profits, customs, duties or other tax, fee, assessment, escheatment or charge of any kind whatsoever, including tax for which a taxpayer is responsible by reason of any tax-sharing agreement, or Treasury Regulations Section 1.1502-6 (and any comparable provision of state, local or foreign Tax law), or as a successor by reason of contract, indemnity or otherwise, together with any interest, additions, fine or penalty with respect thereto and any interest in respect of such interest, additions, fines or penalties.

(tttttt) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

(uuuuuu) “Third-Party Claim” has the meaning set forth in Section 7.5(a).

(vvvvvv) “Title Company” means the Cleveland, Ohio office of First American Title Insurance Company; attention: Kimberly Campbell; telephone number: 216.802.3537; email: kcampbell@firstam.com.

(wwwwww) “Title Insurance” has the meaning set forth in Section 6.2(l).

(xxxxxx) “Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries, improvements, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, confidential information, proprietary information, customer lists, software and technical information.

(yyyyyy) “Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the Company and each of its Subsidiaries associated with each of the foregoing.

(zzzzzz) “Transaction Documents” means, collectively, the Escrow Agreement, the Lease Agreements, the Guaranties, the Real Property Transaction Documents, the Employment Agreements and any other agreements to be executed in connection with this Agreement.

(aaaaaaa) “Transaction Tax Deduction” means any item of loss or deduction resulting from or attributable to (i) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Company or any of its Subsidiaries with respect to the payment of any Certified Company Indebtedness, and (ii) the Certified Company Transaction Expenses, in each case arising in connection with the transactions contemplated by this Agreement and as determined by the Sellers in good faith.

(bbbbbbb) “Transition Agreement” has the meaning set forth in Section 2.3(c)(vii).

(ccccccc) “Undisputed Amounts” has the meaning set forth in Section 2.5(c)(iii).

(ddddddd) “Updated Disclosure Schedules” has the meaning set forth in Section 5.3(c).

(eeeeeee) “Vikon” means Vikon Surgical, LLC, a Delaware limited liability company and Subsidiary of the Company.

(fffffff) “WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

(ggggggg) “Wedge” means Wedge Manufacturing, Inc., a Delaware corporation and Subsidiary of the Company.

(hhhhhhh) “Working Capital Escrowed Amount” has the meaning set forth in Section 2.3(a).

Section 1.2. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

PURCHASE AND SALE

Section 2.1. Purchase and Sale of the Shares and the Owned Real Property. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall (a) sell to Buyer, and Buyer shall purchase from the Sellers, the Shares and (b) cause their Affiliates to sell to Buyer (or an Affiliate of Buyer), and Buyer shall purchase (or cause an Affiliate of Buyer to purchase), the Owned Real Property, in each case for the consideration specified in Section 2.2.

Section 2.2. Purchase Price. Subject to the adjustments to the Share Purchase Price as provided in Section 2.5, in full consideration for the transfer of the Shares and the performance of each of the covenants and other transactions contemplated by this Agreement and the Transaction Documents, the Purchase Price shall be payable by Buyer in accordance with Section 2.3.

Section 2.3. Payment of Purchase Price; Closing Deliveries.

(a) At the Closing, Buyer shall deliver the sum of the Indemnity Escrowed Amount and the Working Capital Escrowed Amount (collectively referred to as the “Escrowed Amount”) to the Escrow Agent by wire transfer of immediately available funds, such funds to be held and disbursed in accordance with an escrow agreement in a form substantially similar to the agreement attached hereto as Exhibit B (the “Escrow Agreement”). The “Indemnity Escrowed Amount” shall be an amount equal to $17,500,000 and shall be held pursuant to the Escrow Agreement as security for any indemnification claims by any Buyer Indemnified Party under ARTICLE VII. The “Working Capital Escrowed Amount” shall be an amount equal to $1,000,000 and shall be held pursuant to the Escrow Agreement as security for any amounts owed to Buyer pursuant to Section 2.5(b)(ii). The Escrowed Amount shall be deemed, without any act of the Sellers, to have been received by the Sellers and deposited with the Escrow Agent pursuant to this Agreement and the Escrow Agreement.

(b) At the Closing, Buyer shall make the following payments on behalf of the Company or the Sellers, as applicable:

(i) the Certified Company Indebtedness to each Person entitled thereto, to the extent previously unpaid, in each case by wire transfer of immediately available funds in accordance with the payment instructions provided to Buyer in writing no later than two (2) Business Days prior to the Closing Date;

(ii) the Certified Owned Real Property Indebtedness to each Person entitled thereto, to the extent previously unpaid, in each case by wire transfer of immediately available funds in accordance with the payment instructions provided to Buyer in writing no later than two (2) Business Days prior to the Closing Date; and

(iii) the Certified Company Transaction Expenses to each Person entitled thereto, to the extent previously unpaid, in each case by wire transfer of immediately available funds in accordance with the payment instructions provided to Buyer in writing no later than two (2) Business Days prior to the Closing Date.

(c) At the Closing, Buyer shall deliver to the Sellers’ Representative:

(i) (A) the balance of the Closing Date Share Purchase Price Payment and (B) the balance of the Closing Date Owned Real Property Purchase Price Payment, in each case, by wire transfer of immediately available funds to the account(s) designated by the Sellers’ Representative in writing no later than two (2) Business Days prior to the Closing Date; provided, however, that in no event will Buyer or any of its Affiliates (including the Company and its Subsidiaries following the Closing) have any responsibility or liability for the allocation or distribution of the balance of the Closing Date Share Purchase Price Payment and the Closing Date Owned Real Property Purchase Price Payment, in either case, among the Sellers by the Sellers’ Representative;

(ii) a certificate of the Secretary or an Assistant Secretary of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(iii) a certificate of the Secretary or an Assistant Secretary of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder;

(iv) the Escrow Agreement, duly executed by Buyer;

(v) a Lease Agreement with respect to each Homewood Property, each duly executed by Buyer;

(vi) the Real Property Purchase Agreements, each duly executed by the Buyer or its Affiliates, as applicable; and

(vii) a transition agreement, in form and substance reasonably satisfactory to Buyer and the Sellers’ Representative, with respect to the relocation and transition of certain operations related to Vikon, duly executed by Buyer (the “Transition Agreement”).

(d) At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer:

(i) original stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) (A) a certificate from each Seller certifying that, pursuant to Treasury Regulation Section 1.1445-2(b), such Seller is not a foreign person within the meaning of Code §1445 and in the form provided in Treasury Regulation Section 1.1445-2(b)(2)(iv)(A) and (B) a statement and certificate from the Company certifying that, pursuant to Treasury Regulation Sections 1.1445-2(c)(3)(i), 1.897-2(g) and 1.897-2(h), the Shares are not U.S. real property interests;

(iii) original IRS Form 8023, Elections Under Section 338 for Corporations Making Qualified Stock Purchases, effecting a Section 338(h)(10) Election and signed by each Seller, together with such other forms as may be reasonably requested by Buyer to effect the Section 338(h)(10) Election for state and local Tax purposes;

(iv) the Escrow Agreement, duly executed by the Sellers’ Representative;

(v) the original record books and stock record books of the Company and each of its Subsidiaries;

(vi) copies of the Organizational Documents of the Company and each of its Subsidiaries, each as amended, certified by an officer of the Company and each of its Subsidiaries, as applicable;

(vii) a certificate of good standing (or equivalent document) of the Company and each of its Subsidiaries issued by the secretary of state (or an equivalent Governmental Authority) of their respective jurisdiction of incorporation or formation (as applicable) and in each jurisdiction in which the Company and each of its Subsidiaries is qualified to do business, each issued as of the most recent practicable date;

(viii) a certificate of the Chief Financial Officer of the Company setting forth in reasonable detail (A) the aggregate amount of any and all Indebtedness of the Company and each of its Subsidiaries set forth on Section 2.3(d)(viii) of the Disclosure Schedules that is outstanding as of the Closing (the “Certified Company Indebtedness”), (B) the aggregate amount of any and all Indebtedness with respect to the Owned Real Property outstanding as of the Closing (the “Certified Owned Real Property Indebtedness”), and (C) the aggregate amount of any and all unpaid Company Transaction Expenses as of the Closing (the “Certified Company Transaction Expenses”);

(ix) payoff letters from each lender with respect to Indebtedness for borrowed money included in the Certified Company Indebtedness, setting forth the full amount due and owing to such lender as of the Closing Date necessary to extinguish all Certified Company Indebtedness and all Certified Owned Real Property Indebtedness and release any Encumbrance in favor of such lender on the assets of the Company or any of its Subsidiaries or with respect to the Owned Real Property, as applicable, and authorizing Buyer, or obligating such lender, to file appropriate termination statements under the Uniform Commercial Code and such other instruments as may be reasonably necessary to evidence and effect termination of such Encumbrances;

(x) copies of the resolutions of the board of directors of the Company approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of the Company;

(xi) copies of (A) the resolutions of the board of directors of the Company authorizing the amendments to each 401(k) Plan of the Company required by Section 5.4(h) hereof and authorizing and effecting the termination of each 401(k) Plan of the Company prior to the Closing, certified by the Secretary of the Company, and (B) such executed amendments and any other documentation relating to such termination;

(xii) a properly completed IRS Form W-9 of the Sellers’ Representative;

(xiii) a Lease Agreement with respect to each Homewood Property, each duly executed by the applicable owner of the relevant Homewood Property;

(xiv) the Real Property Purchase Agreements, duly executed by the Sellers and the Company’s Affiliates, as applicable;

(xv) the Transition Agreement, duly executed by Vikon; and

(xvi) a Guaranty with respect to each of Farrell E. Robinson and Debra J. Robinson, duly executed by Farrell E. Robinson and Debra J. Robinson.

Section 2.4. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Central time, no later than three (3) Business Days after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Sirote & Permutt, PC, 2311 Highland Avenue South, Birmingham, Alabama 35205 (or remotely by electronic mail or facsimile exchange of documents and signatures), or at such other time or on such other date or at such other place as the Sellers’ Representative and Buyer may mutually agree upon in writing (the time and day on which the Closing takes place being the “Closing Date”). The parties intend that the Closing shall be deemed to be effective for accounting, tax and working capital purposes at 11:59 p.m. Eastern Time on the Closing Date.

Section 2.5. Working Capital Adjustment.

(a) Closing Adjustment.

(i) At least three (3) Business Days before the Closing, the Sellers shall cause to be prepared and delivered to Buyer a statement setting forth a good faith estimate of Closing Net Working Capital (the “Estimated Closing Net Working Capital”), which statement shall contain an estimated balance sheet of the Company and its Subsidiaries (on a consolidated basis) as of the Closing Date and a calculation of Estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”) prepared in accordance with GAAP as used in the preparation of the Sample Working Capital Statement, as modified by the Agreed Accounting Principles, and in a format substantially similar to the Sample Working Capital Statement.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Net Working Capital minus $18,422,000 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Share Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Share Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth its calculation of Closing Net Working Capital, which statement shall contain an internally-prepared balance sheet of the Company and its Subsidiaries (on a consolidated basis) as of the Closing Date and a calculation of Closing Net Working Capital (the “Closing Net Working Capital Statement”) prepared in accordance with GAAP as used in the preparation of the Sample Working Capital Statement, as modified by the Agreed Accounting Principles, and in a format substantially similar to the Sample Working Capital Statement.

(ii) The post-closing adjustment shall be an amount equal to the Closing Net Working Capital minus the Estimated Closing Net Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to the Sellers’ Representative (on behalf of the Sellers) an aggregate amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, then Buyer shall be entitled to receive such amount from the Working Capital Escrow Amount in accordance with the Escrow Agreement. To the extent the amount owed to Buyer exceeds the Working Capital Escrow Amount, the Sellers’ Representative shall pay to Buyer (on behalf of the Sellers) the amount of such excess.

(iii) The Sellers’ Representative and Buyer hereby agree that, following the final determination that any Post-Closing Adjustment is due and payable pursuant to Section 2.5(b)(ii) to Buyer, on the one hand, or the Sellers’ Representative (on behalf of the Sellers), on the other hand, in either case, the parties shall each cooperate with each other and shall use their best efforts to take such action as is necessary to promptly provide to the Escrow Agent such written direction as is necessary under the terms of the Escrow Agreement to (A) release such portion of the Working Capital Escrowed Amount as is necessary to satisfy the obligations of the parties pursuant to Section 2.5(b)(ii), and (B) following such satisfaction of the obligations of the parties pursuant to Section 2.5(b)(ii), to release the balance of the Working Capital Escrowed Amount, if any, to the Sellers’ Representative (for the benefit of the Sellers) in accordance with the Escrow Agreement.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Net Working Capital Statement, the Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Closing Net Working Capital Statement. During the Review Period, the Sellers’ Representative and the Sellers’ accountants shall have access to the books and records of the Company and each of its Subsidiaries, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Net Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Net Working Capital Statement as the Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Net Working Capital Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer, the Company or any of their respective Subsidiaries.

(ii) Objection. On or prior to the last day of the Review Period, the Sellers’ Representative may object to the Closing Net Working Capital Statement by delivering to Buyer a written statement setting forth the Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If the Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Working Capital Statement shall be deemed to have been accepted by the Sellers’ Representative for and on behalf of the Sellers. If the Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Sellers’ Representative, shall be final and binding on all parties hereto.

(iii) Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”, and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of McGladrey LLP or, if McGladrey LLP is unable to serve, Buyer and the Sellers’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the Sellers’ Representative’s accountants or Buyer’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Net Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. The Sellers’ Representative, on behalf of the Sellers, shall pay one-half of the fees and expenses of the Independent Accountants and Buyer shall pay the remaining one-half of the fees and expenses of the Independent Accountants.

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Net Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Net Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account(s) as shall be directed by Buyer or the Sellers’ Representative, as the case may be.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.5 shall be treated as an adjustment to the Share Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller severally, and not jointly, represents and warrants to Buyer as follows, in each case subject to the qualifications and exceptions set forth in the relevant Disclosure Schedule provided by the Sellers to Buyer on the date hereof:

Section 3.1. Authority of the Sellers. Each Seller has all necessary authority and capacity to enter into this Agreement, to carry out its respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and each Transaction Document to which each such Seller is a party has been, or will be, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and each Transaction Document to which each such Seller is a party constitutes a legal, valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

Section 3.2. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing and is duly authorized, qualified or licensed to do business as a foreign corporation in each of the jurisdictions set forth in Section 3.2 of the Disclosure Schedules, which are the only jurisdictions in which the Company is required to be so authorized, qualified or licensed, except where the failure to be so authorized, licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement and each Transaction Document required as of the date hereof are duly authorized as of the date hereof, and any such actions required to be authorized on or prior to the Closing will be duly authorized on or prior to the Closing. This Agreement and each Transaction Document to which the Company is a party has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement and each Transaction Document to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the General Enforceability Exceptions, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company.

Section 3.3. Capitalization.

(a) The authorized capital stock of the Company consists of 15,000 shares of common stock, par value $1.00 per share (“Common Stock”), of which 10,459.886 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are collectively owned of record and beneficially by the Sellers as set forth in Section 3.3(a) of the Disclosure Schedules, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.3(a) of the Disclosure Schedules. Such capital stock comprises the only securities of the Company of any kind or nature which are currently issued and outstanding and which will be issued and outstanding as of the Closing Date, including any securities convertible or exchangeable into shares of capital stock or other securities. Such capital stock is fully paid and non-assessable and was issued in compliance with all Laws, including all applicable state, federal and foreign securities laws. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which any Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in Section 3.3(b) of the Disclosure Schedules, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(c) Section 3.3(c) of the Disclosure Schedules lists the current directors and officers of the Company and each of its Subsidiaries.

Section 3.4. Company Subsidiaries.

(a) Section 3.4(a) of the Disclosure Schedules sets forth each Subsidiary of the Company and its jurisdiction of formation. All issued and outstanding shares of capital stock or other equity interests (as applicable) of each of the Subsidiaries of the Company have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company, free and clear of all Encumbrances. Such capital stock or other equity interests (as applicable) comprise the only securities of such Subsidiary of any kind or nature which are currently issued and outstanding and which will be issued and outstanding as of the Closing Date, including any securities convertible or exchangeable into shares of capital stock or other securities. Such capital stock or other equity interests (as applicable) are fully paid and non-assessable and were issued in compliance with all Laws, including all applicable state, federal and foreign securities laws, and not in violation of any preemptive rights.

(b) Except as set forth in Section 3.4(b) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests (as applicable) of, or any other interest in, any Subsidiary of the Company. Except as set forth in Section 3.4(b) of the Disclosure Schedules, neither the Company nor any Subsidiary of the Company has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity interests (as applicable) of any Subsidiary of the Company.

(c) Each such Subsidiary of the Company is duly organized, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its organization or incorporation, has all necessary corporate or other applicable entity power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Each Transaction Document to which any Subsidiary of the Company is a party has been duly executed and delivered by such Subsidiary, and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document to which such Subsidiary is a party constitutes a legal, valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, subject to the General Enforceability Exceptions.

Section 3.5. No Conflicts; Consents. The execution, delivery and performance by the Sellers, the Company or any of its Subsidiaries of this Agreement and each Transaction Document to which such Seller, the Company or any of its Subsidiaries, as applicable, is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws (or equivalent) of the Company or any of its Subsidiaries; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Sellers, the Company or any of its Subsidiaries; (c) except as set forth in Section 3.5 of the Disclosure Schedules, require the Consent of any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller, the Company or any of its Subsidiaries is a party or by which Seller, the Company or any of its Subsidiaries is bound or to which any of their respective properties and assets are subject, or any Permit affecting the properties, assets or business of the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Encumbrances, other than Permitted Encumbrances, on any properties or assets of the Company or any of its Subsidiaries. No Consent of any Governmental Authority is required by or with respect to the Sellers or by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 3.5 of the Disclosure Schedules.

Section 3.6. Financial Statements. Copies of the audited consolidated financial statements of the Company and its Subsidiaries, consisting of the consolidated balance sheet of the Company and its Subsidiaries as of December 31 in each of the years 2011, 2012 and 2013 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as of February 28, 2014 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the two-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), in each case, are attached as Section 3.6(a) of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which adjustments would, individually or in the aggregate, be material in nature or amount) and the absence of notes (which, if provided, would not differ materially from those provided in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company and its Subsidiaries and fairly present the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations and stockholders’ equity of the Company and its Subsidiaries for the periods indicated, except as set forth in Section 3.6(b) of the Disclosure Schedules, all in accordance with GAAP. The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and its Subsidiaries as of February 28, 2014 is referred to herein as the “Interim Balance Sheet”.

Section 3.7. Undisclosed Liabilities. Except as set forth on Section 3.7 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.8. Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth in Section 3.8 of the Disclosure Schedules, from the Balance Sheet Date until the date hereof, the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice and there has not been, with respect to the Company or any of its Subsidiaries, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other Organizational Documents of the Company or any of its Subsidiaries;

(c) split, combination or reclassification of any shares of its capital stock or other equity interests, as applicable;

(d) issuance, sale or other disposition of any capital stock or other equity interest (as applicable), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any capital stock or other equity interest (as applicable);

(e) declaration or payment of any dividends or distributions on or in respect of any capital stock or other equity interest (as applicable) or redemption, purchase or acquisition of capital stock;

(f) adoption of or change in any method of accounting or accounting practice of the Company or any of its Subsidiaries, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $100,000;

(h) sale or other disposition of any of the assets shown or reflected on the Balance Sheet, except for sale of inventory in the ordinary course of business and except for any assets having an aggregate value of less than $100,000 individually or $250,000 in the aggregate;

(i) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or in the ordinary course of business consistent with past practice (none of which are material in nature or amount) or as required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, manager, independent contractor or consultant;

(j) adoption, amendment or modification of any Benefit Plan;

(k) election or change in any election, change in an annual accounting period, filing of any amended Tax Return, entry into any closing agreement, settlement of any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or the taking of any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(l) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(m) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n) disposition or acquisition of any Real Property or entering into, terminating or materially amending any leases with respect to the Leased Real Property except in the ordinary course of business;

(o) sale, assignment, transfer (including transfers to any employees, stockholders, members or Affiliates), lease or other disposition of any material amount of assets or properties except for any such sale, assignment, transfer, lease or other disposition that is less than $100,000 (individually or in the aggregate) or any matter disclosed in subsection (l) of this Section 3.8;

(p) theft or material loss (whether or not covered by insurance) with respect to any material assets or properties of the Company or any of its Subsidiaries;

(q) cancellation or compromise of any debt or claim of value in excess of $100,000, or waiver or release of any right or claim of value in excess of $100,000;

(r) mortgage, pledge or other subjection to any Encumbrance, any assets or properties;

(s) any capital expenditures, or investments by the Company or any of its Subsidiaries in any Person, in either case, in excess of $100,000 individually or $250,000 in the aggregate;

(t) transfer, grant, waiver or abandonment of any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property of the Company or any of its Subsidiaries, or modification of any existing rights with respect thereto; or

(u) any Contract to do any of the foregoing.

Section 3.9. Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts of the Company or any of its Subsidiaries (all such Contracts set forth (or required to be set forth) in Section 3.9(a) of the Disclosure Schedules, together with all Leases set forth (or required to be set forth) in Section 3.10(c) of the Disclosure Schedules, collectively, the “Material Contracts”):

(i) all Contracts (A) involving aggregate consideration in excess of $100,000; or (B) requiring performance by any party more than one year from the date hereof, which cannot be cancelled by the Company or any of its Subsidiaries without penalty or without more than 180 days’ notice;

(ii) all Contracts that relate to the sale of any of the Company’s or any of its Subsidiaries’ assets, other than in the ordinary course of business, for consideration in excess of $100,000;

(iii) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $250,000;

(iv) except for agreements relating to trade receivables that, with respect to a particular customer, are less than $100,000 individually or in the aggregate, all Contracts (A) relating to Indebtedness or governing the borrowing of money of the Company or any of its Subsidiaries or (B) granting Encumbrances on any property or asset of the Company or any of its Subsidiaries (including any Contract under which the Company or any of its Subsidiaries has incurred any Indebtedness);

(v) all Contracts between or among the Company or one or more of its Subsidiaries, on the one hand, and any Seller or any Affiliate of any Seller (other than the Company), on the other hand;

(vi) all Contracts that provide for the employment of any Person that cannot be terminated at any time and for any reason by the Company or any of its Subsidiaries without Liability to the Company or any of its Subsidiaries;

(vii) all Contracts that contain covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or market;

(viii) all Contracts concerning the ownership, licensing, sharing, transferring or any rights under Intellectual Property of the Company or any of its Subsidiaries or the Intellectual Property of any other Person (other than “shrink-wrap,” “click-through” or “web-wrap” licenses in respect of commercially available software);

(ix) all Contracts granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any material right, asset or property of the Company or any of its Subsidiaries;

(x) all Contracts pertaining to the lease of equipment or other personal property involving total payments in excess of $100,000;

(xi) all Contracts with any distributor, sales representative, dealer, broker or advertising arrangement and involve total payments in excess of $100,000;

(xii) all Contracts involving a joint venture, affiliation or joint development arrangement;

(xiii) all Contracts with any Governmental Authority;

(xiv) all Contracts involving a power of attorney;

(xv) all Contracts involving management services, consulting services, support services or any other similar services and involve total payments in excess of $100,000; or

(xvi) all Contracts providing for indemnification by the Company or any of its Subsidiaries of any Person, other than Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business.

(b) Each Material Contract is valid, binding and enforceable against the Company or any of its Subsidiaries, as applicable, and, to the Sellers’ Knowledge, each other party thereto in accordance with its terms, and is in full force and effect (in each case subject to the General Enforceability Exceptions). Except as set forth in Section 3.9(b) of the Disclosure Schedules, (i) neither the Company nor any of its Subsidiaries is in material breach of or in material default under (or, to the Sellers’ Knowledge, is alleged to be in breach of or in default under) any Material Contract or has provided or received any written or, to the Sellers’ Knowledge, oral notice of any intention to terminate any Material Contract, and (ii) to the Sellers’ Knowledge, no other party is in material breach of or in material default under (or is alleged to be in breach of or in default under) the Material Contract to which it is a party or has provided or received any written or, to the Sellers’ Knowledge, oral notice of any intention to terminate any such Material Contract. Without limiting the generality of the foregoing, (A) to the Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder and (B) neither the Company nor any of its Subsidiaries has released any material right under any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10. Title to Assets; Real Property. Except as expressly set forth herein, the Owned Real Property shall be conveyed at the Closing subject to the Permitted Encumbrances in its AS-IS WHERE IS CONDITION AND WITH ALL FAULTS. SELLERS DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE REAL PROPERTY EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

(a) Except as set forth in Section 3.10(a) of the Disclosure Schedules, the Company or a Subsidiary, as applicable, has valid, insurable fee simple title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedules, the Real Property and buildings, fixtures and improvements thereon are in commercially reasonable operating condition and are, to the Sellers’ Knowledge, without structural defects, and all mechanical and other systems located thereon are in commercially reasonable operating condition (reasonable wear and tear excepted), and, to the Sellers’ Knowledge, no condition exists requiring material repairs, alterations or corrections, except for ordinary, routine maintenance and repairs that are not material in nature or cost. All business licenses, and, without limitation, all other licenses and permits required in connection with the use or occupancy of the Real Property have been obtained and are in effect. Neither the Company nor any of its Subsidiaries has received any written notice of, and to the Sellers’ Knowledge, there are no (i) violations of building codes and/or zoning ordinances or other governmental or regulatory laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to have a Material Adverse Effect. Neither the whole nor any material portion of any of the Real Property has been damaged or destroyed by fire or other casualty during the Company’s or any Subsidiary’s ownership or occupancy thereof, as the case may be. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) easements, rights of way and other similar matters of record, any matter that would be reflected by an accurate ALTA/ACSM survey of the Real Property and those matters set forth in Section 3.10(b) of the Disclosure Schedules affecting title to but not adversely affecting current occupancy or use of the Real Property owned or occupied by the Company or any of its Subsidiaries in any material respect;

(ii) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures; provided, however, that any Taxes that are being contested in good faith by appropriate procedures are set forth in Section 3.10(b) of the Disclosure Schedules;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for obligations not yet due and payable;

(iv) zoning ordinances which are not violated in any material respect by the current use and operation of the Real Property owned or occupied by the Company or any of its Subsidiaries (including legal, non-conforming uses and matters); or

(v) other than with respect to owned Real Property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

(c) Section 3.10(c) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property (the “Owned Real Property”); (ii) the street address of each parcel of leased Real Property (the “Leased Real Property”); and (iii) as of the date hereof, all leases and subleases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor (and, in the case of any sublease, the sublessee and sublessor) thereunder. The Company has delivered to Buyer true and complete copies of the Leases.

(d) With respect to the Owned Real Property, except as set forth in Section 3.10(d) of the Disclosure Schedules:

(i) there are no unrecorded outstanding options, rights of first offer or rights of first refusal or other similar Contracts or rights to purchase the Owned Real Property, or any portion thereof or interest therein. Since the acquisition thereof, neither the Company nor any of its Subsidiaries has transferred any air, mineral or development rights relating to the Owned Real Property;

(ii) the Owned Real Property has vehicular access to public streets;

(iii) there are no leases, occupancies, tenancies, licenses or subleases encumbering any portion of the Owned Real Property;

(iv) all utility services required for the current operation of the business of the Company and each of its Subsidiaries, including electric, gas, water, storm and sanitary sewer, currently serve the Owned Real Property; and

(v) neither the Company, any of its Subsidiaries nor any Seller has received any written notice from any insurance company that has issued a policy with respect to the Owned Real Property requiring performance of any structural or other repairs or alterations to the Owned Real Property.

(e) With respect to the Leased Real Property, except as set forth in Section 3.10(e) of the Disclosure Schedules:

(i) to the Sellers’ Knowledge, each of the Leases is legal, valid, binding, enforceable (subject to the General Enforceability Exceptions) and in full force and effect and the Company or one or more of its Subsidiaries, as applicable, has paid all rent and other charges when due under the Leases;

(ii) to the Sellers’ Knowledge, no action has been taken or omitted by the Company or any of its Subsidiaries and, to the Knowledge of the Sellers, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would reasonably be expected to constitute, a default under any Lease by any party;

(iii) neither the Company nor any of its Subsidiaries has subleased, assigned or otherwise granted to any Person the right to use or occupy any of the Leased Real Property or any portion thereof, other than to the Company or a Subsidiary, nor has the Company nor any of its Subsidiaries pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any of the Leased Property; and

(iv) no construction activities in excess of $50,000 have occurred with respect to the Owned Real Property within the six (6) months immediately preceding the Closing Date and all amounts owed with respect to any construction activities completed before such six (6)-month period have been paid in full.

Section 3.11. Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and each of its Subsidiaries are in good operating condition and repair (normal wear and tear excepted) and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.12. Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists, as of the date hereof, with owner(s), countries, registration and application numbers and dates indicated, as applicable, a complete and correct list of all of the following Intellectual Property of the Company and its Subsidiaries filed with, issued or granted by any Governmental Authority (collectively, the “Company Intellectual Property”): Patents; Patent applications; Trademark registrations and pending applications for Trademark registration; Copyright registrations and pending applications for Copyright registration; and Domain Name registrations. All required filings and fees related to the Company Intellectual Property have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, solely in the name of the Company or its Subsidiaries, as applicable. The Seller owns exclusively all right, title and interest in and to the Company Intellectual Property listed on (or required to be listed on) Section 3.12(a) of the Disclosure Schedules and any other Intellectual Property that is material to the conduct of the Business, in each case, free and clear of Encumbrances.

(b) Except for any fees payable to a Governmental Authority to issue, register or maintain any of the Company Intellectual Property listed (or required to be listed) on Section 3.12(a) of the Disclosure Schedules and for any payments required pursuant to a Material Contract, no payments of any kind are required to be made by the Company or any of its Subsidiaries to any Person for the Company or any of its Subsidiaries’ ownership of any Company Intellectual Property or of any other Intellectual Property used by the Company or any of its Subsidiaries (other than with respect to “shrink-wrap,” “click-through” or “web-wrap” licenses in respect of commercially available software). Except as set forth in a Material Contract or in Section 3.12(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has licensed, sublicensed or otherwise granted any right or authority to any Person (including Affiliates of the Company) under any Company Intellectual Property or otherwise agreed not to assert its rights in any Company Intellectual Property against any Person. Except as set forth in a Material Contract, neither the Company nor any of its Subsidiaries has been licensed or otherwise granted any rights to any Intellectual Property of any Person (including Affiliates of either the Company or any of its Subsidiaries) (other than “shrink-wrap,” “click-through” or “web-wrap” licenses in respect of commercially available software).

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, all current consultants or contractors to the Company or any of its Subsidiaries, and all former consultants or contractors, that have provided services to the Company or any of its Subsidiaries, in either case, in the development of the Company Intellectual Property or any other Intellectual Property material to the Business as conducted by the Company or any of its Subsidiaries, have executed and delivered valid written instruments that assign to the Company or any of its Subsidiaries, as applicable, all rights to any Intellectual Property developed by them in the course of their performing services for the Company or any of its Subsidiaries. All employees of the Company or any of its Subsidiaries who participated in the creation or contributed to the development of Intellectual Property were employees of the Company or any of its Subsidiaries at the time of rendering such services and such services were within the scope of their employment or such employees have otherwise validly assigned such Intellectual Property to the Company or any of its Subsidiaries, as applicable. No director, officer, manager, member, employee, consultant, contractor, agent or other representative of the Company or any of its Subsidiaries, owns or, to the Sellers’ Knowledge, claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by the Company or any of its Subsidiaries.

(d) Except as set forth in Section 3.12(d) of the Disclosure Schedules, the Company and each of its Subsidiaries have entered into written confidentiality and nondisclosure Contracts with all of their respective consultants, contractors and agents, and written confidentiality, non-competition and nondisclosure Contracts with all of their respective directors, officers, managers and employees, in each case, with access to confidential Company Intellectual Property, to protect the confidentiality and value thereof, and there has not been any breach by the Company or any of its Subsidiaries, and, to the Sellers’ Knowledge, there has not been any breach by any such consultant, contractor, agent, director, officer, manager, or employee, in either case, of any such Contract.

(e) Except as set forth in Section 3.12(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries infringe, misappropriate, dilute or otherwise violate or conflict with, and have not infringed, misappropriated, diluted or otherwise violated or conflicted with, any Intellectual Property right of any other Person (including Affiliates of the Company, any Subsidiary of the Company or any Seller). To the Sellers’ Knowledge, no Company Intellectual Property or Intellectual Property exclusively licensed to the Company or any of its Subsidiaries is being infringed or otherwise violated by any other Person.

(f) Except as set forth in Section 3.12(f) of the Disclosure Schedules, there is not, and there has not been, any Action pending, or to the Sellers’ Knowledge, threatened, whether or not resolved or settled, that (i) challenges the rights of the Company or any of its Subsidiaries in respect of any Intellectual Property or (ii) asserts that the operation of the Company’s or any Subsidiary’s business is, was or will be infringing or otherwise in violation of or conflict with any Intellectual Property, or is, was or will be required to pay any royalty, license fee, charge or other amount with regard to any Intellectual Property. No Company Intellectual Property is subject to any Governmental Order, and neither the Company nor any of its Subsidiaries have been subject to any Governmental Order in respect of any other Person’s Intellectual Property.

(g) Except as set forth in Section 3.12(g) of the Disclosure Schedules, the Company and each of its Subsidiaries have complied in all material respects at all times with all relevant requirements of any applicable data protection Law or Governmental Order in effect on the date hereof, including compliance with the Company’s and its Subsidiaries’ own data protection principles, requests from data subjects for access to data held by the Company or any of its Subsidiaries and any Law or Governmental Order relating to the registration of data users insofar as the same pertain to the Company or any of its Subsidiaries. No Person has made any written claim, or, to the Sellers’ Knowledge, oral claim for any compensation from the Company or any of its Subsidiaries for the loss of or unauthorized disclosure or transfer of personal data, and, to the Sellers’ Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to such a claim.

(h) The Company Intellectual Property, together with the Intellectual Property that is licensed to the Company or any of its Subsidiaries pursuant to a Material Contract, constitutes all of the Intellectual Property necessary to operate, in all material respects, the Company’s and the Subsidiaries’ respective businesses, and the Company and each of its Subsidiaries, as applicable, has a valid right to exploit such Intellectual Property as reasonably necessary to operate the Company’s and each of its Subsidiaries’ respective businesses.

(i) Section 3.12(i) of the Disclosure Schedules lists as of the date hereof all of the Information Systems owned, licensed or leased by the Company or any of its Subsidiaries, and, if operated or hosted by any other Person, the identity and contact information for such Person. Except as set forth in Section 3.12(i) of the Disclosure Schedules, none of such Information Systems depend upon any Information System of any other Person (other than the Internet). The Company and each of its Subsidiaries use commercially reasonable means to protect the security and integrity of all such Information Systems. The Company’s and each of its Subsidiaries’ use of any Information System does not exceed the scope of the rights granted to the Company or any of its Subsidiaries with respect thereto, including any applicable limitation upon the usage, type and or number of licenses, users, hardware, time, services or systems.

Section 3.13. Inventory. All Inventory consists of a quality and quantity useable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Company or any of its Subsidiaries, as applicable, in each case, free and clear of all Encumbrances, and no Inventory is held on a consignment basis. All Inventory is, or will be, valued in accordance with GAAP at the lower of cost (on a LIFO basis) or market. The quantities of each item of Inventory are not excessive, but are reasonable for the conduct of the business of the Company or any of its Subsidiaries, as applicable, in each case in the ordinary course of business and as such business is currently conducted.

Section 3.14. Accounts Receivable. Except as set forth in Section 3.14 of the Disclosure Schedules, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date of the Interim Balance Sheet (a) have arisen from bona fide transactions entered into by the Company or any of its Subsidiaries, as applicable, in each case involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or any of its Subsidiaries, as applicable, and in each case, to the Sellers’ Knowledge, are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) to the Sellers’ Knowledge, subject to the reserve for bad debt shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the date of the Interim Balance Sheet, on the accounting records of the Company and its Subsidiaries, are collectible in full. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15. Insurance.

(a) Section 3.15(a) of the Disclosure Schedules sets forth a true and complete list as of the date hereof, of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or any of its Subsidiaries (or by any Affiliate of the Company or any of its Subsidiaries on behalf of the Company or any of its Subsidiaries) relating to the assets, business, operations, employees, officers and directors of the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) and true and complete copies of the Insurance Policies have been delivered to Buyer. Such Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries (nor any Affiliates of the Company or any of its Subsidiaries) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each such Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries. All such Insurance Policies (i) are valid and binding on the Company or a Subsidiary, as applicable, and (assuming due execution and delivery by the issuer of such Insurance Policy) the issuer of such Insurance Policy, in accordance with their terms, and (ii) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or any of its Subsidiaries pending under any such Insurance Policies as to which coverage has been denied or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries (nor any Affiliates of the Company or any of its Subsidiaries) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

(b) Section 3.15(b) of the Disclosure Schedules describes, with respect to the Company and its Subsidiaries and any of their respective assets and properties as of the date hereof, any self-insurance arrangement, including any reserves established thereunder.

(c) Section 3.15(c) of the Disclosure Schedules sets forth as of the date hereof, by year, for the current policy year and each of the three (3) preceding policy years: (i) a summary of the loss experience under each Insurance Policy, and (ii) a statement describing each claim under each Insurance Policy, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance and period of coverage; (C) the amount and a brief description of the claim; and (D) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

Section 3.16. Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.16(a) of the Disclosure Schedules, there are no Actions pending or, to the Sellers’ Knowledge, threatened (i) against or by the Company or any of its Subsidiaries affecting any of their respective properties or assets (or by or against any Seller or any of their respective Affiliates and relating to the Company or any of its Subsidiaries), or (ii) against or by the

Company, any of its Subsidiaries, any Seller or any of their respective Affiliates that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Sellers’ Knowledge, no event has occurred, or circumstance exists, that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. To the Sellers’ Knowledge, no event has occurred, or circumstance exists, that would reasonably be expected to give rise to, or serve as a basis for, any Governmental Order.

Section 3.17. Compliance With Laws; Permits.

(a) The Company and each of its Subsidiaries have complied, and are in compliance, in all material respects with all Laws applicable to them or their respective businesses, properties or assets.

(b) All Permits required for the Company and each of its Subsidiaries to conduct their respective businesses are set forth in Section 3.17(b) of the Disclosure Schedules, together with their respective dates of issuance and expiration. All such Permits set forth (or required to be set forth) in Section 3.17(b) of the Disclosure Schedules have been obtained and are valid and in full force and effect, and there are no Actions pending or, to the Sellers’ Knowledge, threatened, that would result in the revocation, cancellation or suspension, or any adverse modification, of any such Permits. All fees and charges due and payable with respect to such Permits as of the date hereof have been paid in full. To the Sellers’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth (or required to be set forth) in Section 3.17(b) of the Disclosure Schedules.

(c) None of the representations and warranties contained in Section 3.17 shall be deemed to relate to environmental matters (which are governed by Section 3.18), employee benefit matters (which are governed by Section 3.19), employment matters (which are governed by Section 3.20), tax matters (which are governed by Section 3.21), or regulatory matters (which are governed by Section 3.27).

Section 3.18. Environmental Matters.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company and each of its Subsidiaries are and have been at all times in compliance, in all material respects, with all Environmental Laws and none of the Company, any of its Subsidiaries or any of the Sellers have received in the past five (5) years or, if unresolved or pending as of the date hereof, any prior years, from any Person any Environmental Notice or Environmental Claim.

(b) The Company and its Subsidiaries have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 3.18(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of their respective businesses or assets.

(c) No real property currently or previously owned, operated or leased by the Company or any of its Subsidiaries is listed on, or has been proposed for listing on, the National Priorities List (or Comprehensive Environmental Response Compensation, and Liability Information System) under CERCLA, or any similar state list.

(d) Except as set forth in Section 3.18(d) of the Disclosure Schedules, none of the Company or any of its Subsidiaries have stored, treated, recycled or disposed, or arranged for the storage, treatment, recycling or disposal of Hazardous Materials to any site listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, listed on the CERCLA Information System or included on any similar list maintained by any Governmental Authority.

(e) Except as set forth in Section 3.18(e) of the Disclosure Schedules, there has been no Release of Hazardous Materials in material violation of Environmental Laws with respect to the business or assets of the Company or any of its Subsidiaries, or any Real Property currently or previously owned, operated or leased by the Company or any of its Subsidiaries, and neither the Company, nor any Subsidiary, nor any Seller has received an Environmental Notice that any Real Property currently or previously owned, operated or leased in connection with the business of the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of any Environmental Law or the terms of any Environmental Permit by, the Company, any of its Subsidiaries or any Seller.

(f) Without in any way limiting the generality of the foregoing, except as set forth in Section 3.18(f) of the Disclosure Schedules, (i) there are no underground storage tanks at any Real Property, (ii) except in material compliance with applicable Environmental Law, there is no asbestos or urea formaldehyde foam insulation contained in or forming part of any building, building component, structure or office space on the Real Property, and (iii) no polychlorinated biphenyls are stored or used in connection with the Business, the Real Property or are used in maintaining any of the Real Property, including any building, building component structure, or office space thereof.

(g) The Sellers have made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, permits and other similar documents with respect to the business or assets of the Company or any of its Subsidiaries or any currently or previously owned, operated or leased Real Property which are in the possession or control of the Sellers, the Company or any of its Subsidiaries.

(h) The representations and warranties set forth in this Section 3.18 constitute the sole and exclusive representations and warranties regarding environmental matters.

Section 3.19. Employee Benefit Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company or any of its Subsidiaries, current or former directors of the Company or any of its Subsidiaries, or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, any of its Subsidiaries or an ERISA Affiliate, or under which the Company, any of its Subsidiaries or an ERISA Affiliate has any material liability for premiums or benefits (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 3.19(b) of the Disclosure Schedules, each Benefit Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is an Employee Pension Benefit Plan intended to be qualified under Code §401(a) (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Code §§401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS, as applicable. Except as set forth in Section 3.19(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company or any of its Subsidiaries to a Tax under Code §4971 or the assets of the Company or any of its Subsidiaries to a lien under Code §430(k).

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedules, true and complete copies of the following materials have been delivered or made available to Buyer: (i) all current and prior plan documents for each Benefit Plan that the Company, any of its Subsidiaries or any of the Sellers have in its or their possession and that are required to be executed in order to be legally effective, regardless of whether copies provided to Buyer are executed or, in the case of an unwritten Benefit Plan, a written description of such Benefit Plan; (ii) all determination letters from the IRS with respect to any Benefit Plan; (iii) all current summary plan descriptions, summaries of material modifications, the three most recent annual reports (Form 5500s, with all applicable attachments) and summary annual reports with respect to any Benefit Plan; (iv) all current and prior trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Benefit Plan that the Company, any of its Subsidiaries or any of the Sellers have in its or their possession and that are required to be executed in order to be legally effective; and (v) copies of all resolutions adopted in connection with any Benefit Plan, including, but not limited to, written board consents or board meeting minutes containing the resolutions. Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements in compliance with all applicable Laws.

(d) Except as set forth in Section 3.19(d) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Code §412; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company, any of its Subsidiaries or Buyer under Section 4069 or Section 4212(c) of ERISA.

(e) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Benefit Plan.

(f) Except as set forth in Section 3.19(f) of the Disclosure Schedules and other than as required under Code §4980B or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g) Except as set forth in Section 3.19(g) of the Disclosure Schedules: (i) there is no pending or threatened action relating to a Benefit Plan; and (ii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(h) There have been no prohibited transactions within the meaning of Section 406 of ERISA or Code §4975 with respect to any Benefit Plan maintained by the Company, any of its Subsidiaries or any Benefit Plan maintained by an ERISA Affiliate that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect. No fiduciary has any Liability for material breach of fiduciary duty or any other material failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

(i) Each Benefit Plan has been timely amended to reflect the provisions of any and all applicable and material Laws in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Code §401(b) (including, if applicable, any extension of the remedial amendment period) has not expired, and there are no plan document failures, operational failures, demographic failures, or employer eligibility failures within the meaning of Revenue Procedure 2006-27, Revenue Procedure 2008-50, or Revenue Procedure 2013-12 with respect to any Benefit Plan.

(j) Each Benefit Plan maintained by the Company, any of its Subsidiaries or maintained by an ERISA Affiliate, intended to meet the requirements for tax-favored treatment under subchapter B of Chapter 1 of the Code, meets and at all times has met those requirements. With respect to any Benefit Plan maintained by the Company, any of its Subsidiaries or an ERISA Affiliate, there is no disqualified benefit that would, as defined in Section 4976(b) of the Code, subject the Company, any of its Subsidiaries or any ERISA Affiliate to a Tax under Code §4976(a). The Company and each ERISA Affiliate has timely complied with all duties imposed upon the Company, any of its Subsidiaries or such ERISA Affiliate by Part 6 of Subtitle B of Title I of ERISA or 4980B(f) of the Code (“COBRA”), or by similar provisions of state Law to the extent applicable. Section 3.19(j) of the Disclosure Schedules contains a list of all individuals, (x) for whom the Company, any of its Subsidiaries or any ERISA Affiliate has provided continuation of health benefit coverage during the past three (3) years as required by COBRA, and (y) to whom the Company, any of its Subsidiaries or any ERISA Affiliate has delivered, or caused to be delivered, a notice required by COBRA, within the last three (3) years.

(k) Except as set forth in Section 3.19(k) of the Disclosure Schedules, since January 1, 1998, neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has entered into an arrangement whereby any Person became a leased employee, as defined in Code §414(n)(2).

(l) Except as set forth in Section 3.19(l) of the Disclosure Schedules, the adoption and all amendments of each Benefit Plan that either (i) is intended to be qualified under Code §401(a) or (ii) that is intended to permit employees to make pre-tax contributions under Code §125 and of any related trust agreement has been approved by a resolution signed by all stockholders of the Company at the time that such Benefit Plan or related trust agreement was adopted or amended, as the case may be.

(m) Neither the Company nor any of its Subsidiaries maintains any “nonqualified deferred compensation plans” (as defined for purposes of Code §409A(d)(1)).

(n) Except as set forth in Section 3.19(n) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Code §280G(b).

(o) The representations and warranties set forth in this Section 3.19 constitute the sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.20. Employment Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any union Contract or collective bargaining Contract, (ii) neither the Company nor any of its Subsidiaries has agreed to recognize any union or other collective bargaining unit, and (iii) no union or collective bargaining unit has been certified as representing the employees of the Company or any of its Subsidiaries, and no organizational attempt has been made or, to the Sellers’ Knowledge, threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of the Company or any of its Subsidiaries. During the past five (5) years, none of the Company, any of its Subsidiaries nor any predecessor company of the Company or any of its Subsidiaries has experienced any labor strike, dispute, slowdown or stoppage, grievance or claim of unfair labor practice, and neither the Company nor any of its Subsidiaries has committed any unfair labor practice.

(b) Section 3.20(b) of the Disclosure Schedules sets forth as of the date hereof a complete and correct list of all employees of the Company and its Subsidiaries, together with a description of their respective job titles and the rate of all regular and special compensation (including salaries, Transaction Payments, other bonuses, consulting fees and incentive or deferred compensation) payable to each such Person in any and all capacities. Except as set forth in Section 3.20(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries employs any employee who cannot be dismissed immediately without notice and without further Liability to the Company or any of its Subsidiaries, subject to applicable employment Laws and unpaid vested benefits accrued under the Benefit Plans. As of the date hereof, no employee of the Company or any of its Subsidiaries has provided written notice or, to the Sellers’ Knowledge, oral notice, to the Company or any of its Subsidiaries of his or her intent to terminate his or her employment.

(c) Section 3.20(c) of the Disclosure Schedules sets forth a complete and correct list of all current and former employees of the Company and its Subsidiaries who have been suspended, terminated, laid off, granted any leave of absence or otherwise placed in any non-active status during the ninety (90)-day period ending on the date hereof. Neither the Company nor any of its Subsidiaries has taken any action with respect to employees that would be construed as a “plant closing,” “mass layoff” or “employment loss” within the meaning of the WARN Act during the ninety (90)-day period ending on the Closing Date.

(d) The Company and each of its Subsidiaries has complied and is in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices. All individuals characterized and treated by the Company or any of its Subsidiaries as independent contractors or consultants are properly treated, in all material respects, as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws (in each case, as may be amended from time to time) are properly classified, in all material respects. Except as set forth in Section 3.20(d) of the Disclosure Schedules, there are no Actions against the Company or any of its Subsidiaries pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries have complied with the WARN ACT and have no plans to undertake any action that would trigger the WARN Act.

(e) The representations and warranties set forth in this Section 3.20 constitute the sole and exclusive representations and warranties regarding employment matters.

Section 3.21. Taxes.

(a) Except as set forth in Section 3.21(a) of the Disclosure Schedules:

(i) all Tax Returns required to be filed by the Company and or any of its Subsidiaries (or any Seller on behalf of the Company or any of its Subsidiaries) for any Pre-Closing Tax Period have been timely filed and such Tax Returns are true, complete and correct in all material respects;

(ii) all Taxes due and owing by the Company or any of its Subsidiaries (or any Seller on behalf of the Company or any of its Subsidiaries) for any Pre-Closing Tax Period (whether or not shown on any Tax Return) have been timely paid or appropriate reserves have been set aside in accordance with GAAP;

(iii) the Company and each of its Subsidiaries (or any Seller on behalf of the Company or any of its Subsidiaries) have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, customer, shareholder or other party, and each of them has complied with all information reporting and backup withholding provisions of applicable Law;

(iv) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any of its Subsidiaries (or any Seller on behalf of the Company or any of its Subsidiaries) and there are no extensions of time within which to file any Tax Return;

(v) all Tax deficiencies asserted, or assessments made, against the Company or any of its Subsidiaries (or any Seller on behalf of the Company or any of its Subsidiaries) as a result of any examinations by any Governmental Authority have been fully paid and, to the Sellers’ Knowledge, there are no Tax deficiencies or assessments threatened with respect to the Company or any of its Subsidiaries;

(vi) no claim that the Company or any of its Subsidiaries is or, to the Sellers’ Knowledge, may be, subject to taxation has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns;

(vii) there are no pending Actions and, to the Sellers’ Knowledge, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority concerning the Company or any of its Subsidiaries;

(viii) there are no Tax administrative proceedings or Tax litigation against the Company or any of its Subsidiaries;

(ix) neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreements or similar arrangements;

(x) the Company and each of its Subsidiaries has collected all sales, use or value added taxes required to be collected by applicable Law, and has timely remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority;

(xi) neither the Company nor any of its Subsidiaries is, nor has any of them ever been, a member of a consolidated, affiliated, combined or unitary Tax group;

(xii) neither the Company nor any of its Subsidiaries will be required to include in a Post-Closing Tax Period taxable income attributable to income that accrued in a Pre-Closing Tax Period but was not recognized in any such period for any reason, including (i) the installment method of accounting, (ii) the long-term contract method of accounting or (iii) a “closing agreement” as described in Code §7121 (or any provision of any state, local or foreign Tax law having similar effect);

(xiii) neither the Company nor any of its Subsidiaries (i) has agreed, nor is it required, to make any adjustment under Code §481(a) by reason of any change in accounting method or otherwise or (ii) has distributed the stock of any corporation or had its stock distributed by another person in a transactions satisfying or intending to satisfy the requirements of Code §355;

(xiv) neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement or agreements that, individually or collectively, provide for the payment of any amount of salaries or compensation for services (i) that is not deductible under Code §§162(a)(1) or 404 or (ii) that is an “excess parachute payment” pursuant to Code §280G;

(xv) neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction” (as such term is defined in Treasury Regulations Section 1.6011-4(b));

(xvi) none of the Company’s or any of its Subsidiaries’ assets (or income and deductions) are subject to Tax under Code §1374;

(xvii) since their respective formation, neither the Company nor any of its Subsidiaries (including any predecessors) have ever (i) owned the stock of any corporation, (ii) owned a membership interest in any limited liability company, or (iii) been a member of any partnership or joint venture; and

(xviii) none of the activities of the Company or any of its Subsidiaries gives rise to the creation of permanent establishments in foreign countries for Tax purposes.

(b) The Company has been a validly electing S Corporation within the meaning of Code §1361 and §1362 at all times since April 1, 2001, and the Company will be an S corporation for federal, state and local Tax purposes up to and including the Closing Date.

(c) Wedge has been a “qualified subchapter S subsidiary” (“Q-Sub”) within the meaning of Code §1361(b)(3)(B) at all times since March 30, 2007, and Wedge will be a Q-Sub for federal, state and local Tax purposes up to and including the Closing Date.

(d) Except for certain representations and warranties related to Taxes in Section 3.8, Section 3.10 and Section 3.19, the representations and warranties set forth in this Section 3.21 constitute the sole and exclusive representations and warranties regarding Tax matters.

Section 3.22. Brokers. Except for Houlihan Lokey Capital, Inc., whose fees and expenses will be included in the Certified Company Transaction Expenses, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of the Sellers.

Section 3.23. Product and Service Warranty and Product and Service Liability.

(a) There are no product warranty, product liability, service warranty, service liability or other tort claims pending or, to the Sellers’ Knowledge, threatened against the Company or any of its Subsidiaries. Section 3.23(a) of the Disclosure Schedules sets forth as of the date hereof a complete and correct summary of material product warranty, product liability or other tort claims made against the Company or any of its Subsidiaries within the past five (5) years.

(b) Each product sold or otherwise delivered, and each service sold or otherwise provided, in each case, by the Company or any of its Subsidiaries, as applicable, has been in conformity in all material respects with all applicable contractual commitments and all warranties. Neither the Company nor any of its Subsidiaries has any material Liability for replacement or repair of any such products or other damages in connection therewith (subject only to the reserve for product warranty claims set forth in the Financial Statements), or for any new performance or replacement services or other damages in connection therewith (subject only to the reserve, if any, for service warranty claims set forth in the Financial Statements). Except as set forth in Section 3.23(b) of the Disclosure Schedules, no product or service provided, manufactured, sold, leased or delivered, as applicable, by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or service. Section 3.23(b) of the Disclosure Schedules sets forth as of the date hereof true, correct and complete copies of the standard terms and conditions of sale, lease or service of the Company and its Subsidiaries.

Section 3.24. Customers and Suppliers.

(a) Section 3.24(a) of the Disclosure Schedules sets forth a correct and complete list of the twenty-five (25) largest customers of the Company and its Subsidiaries (on a consolidated basis) in terms of sales for the years ended December 31, 2011, 2012 and 2013 (collectively, the “Material Customers”), together with the Dollar amount of sales to each Material Customer for each such year. As of the date hereof, neither the Company nor any of its Subsidiaries (i) has received any written notice or, to the Sellers’ Knowledge, oral notice or, to the Sellers’ Knowledge, has any reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries, (ii) is involved in any Action with any Material Customer or (iii) is involved in any other material Action with any of its customers that is not a Material Customer.

(b) Section 3.24(b) of the Disclosure Schedules sets forth a correct and complete list of the twenty-five (25) largest suppliers to the Company and its Subsidiaries (on a consolidated basis) in terms of purchases for the years ended December 31, 2011, 2012 and 2013 (collectively, the “Material Suppliers”), together with the Dollar amount of purchases from each Material Supplier for each such year. As of the date hereof, neither the Company nor any of its Subsidiaries (i) has received any written notice or, to the Sellers’ Knowledge, oral notice or, to the Sellers’ Knowledge, has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease after the Closing, to supply goods or services or to otherwise terminate or materially reduce its relationship with the Company or any of its Subsidiaries, (ii) is involved in any Action with any Material Suppliers or (iii) is involved in any other material Action with any of its suppliers that is not a Material Supplier.

Section 3.25. Related Persons. Except as set forth in Section 3.25 of the Disclosure Schedules, no officer, director, manager, shareholder, partner or member of the Company or any of its Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of its Subsidiaries nor does the Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any Contract, business arrangement or other relationship with the Company or any of its Subsidiaries, (iii) owns any property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (iv) has any claim or cause of action against the Company or any of its Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person that is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries.

Section 3.26. OSHA.

(a) The Company and its Subsidiaries have been conducting their respective businesses and operations, and their respective assets have been maintained, in compliance in all material respects with OSHA. There are no Actions or, to the Sellers’ Knowledge, investigations pending or, to the Sellers’ Knowledge, threatened by any Governmental Authority or other third Person that would result in the imposition of any Liability on the Company or any of its Subsidiaries pursuant to OSHA. Neither the Company nor any of its Subsidiaries owes any assessments, penalties, fines, liens, charges, surcharges, nor are there any other amounts due or owing pursuant to OSHA, and there have been no reassessments under OSHA during the five (5) years prior to the date hereof.

(b) Section 3.26(b)(i) of the Disclosure Schedules sets forth as of the date hereof all reports of any OSHA audits with respect to the business of the Company or any of its Subsidiaries performed within the previous five (5) years by any Person (including the Company, any of its Subsidiaries or the Sellers). Section 3.26(b)(ii) of the Disclosure Schedules sets forth as of the date hereof all orders issued under OSHA, together with any appeals thereof, with respect to the business of the Company or any of its Subsidiaries within the previous five (5) years by any Person. The Sellers have caused the Company to deliver to Buyer complete and correct copies of all orders and reports under OSHA, together with the minutes of all joint health and safety committee meetings, with respect to the Company and its Subsidiaries for the past five (5) years.

Section 3.27. Regulatory Matters.

(a) The Company, each of its Subsidiaries, and all products designed, manufactured, marketed or sold by the Company and each of its Subsidiaries, are now, and at all times in the past have been, (i) in compliance in all material respects with all applicable Laws that are under the jurisdiction of the United States Food and Drug Administration (the “FDA”) and any other Governmental Authority, and (ii) duly registered, cleared and approved by the competent authority in the respective country to the extent required by applicable Law.

(b) The Company and each of its Subsidiaries have filed all medical device reports required to be filed with the FDA under applicable Law (“MDRs”) and have no Liability to any Person for any incident reported on any filed MDR or for any incident that occurred that should have been reported on an MDR pursuant to applicable Law and for which no MDR was filed.

(c) None of the Company, any of its Subsidiaries, any Seller or, to the Sellers’ Knowledge, any other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier or employee of any Governmental Authority or other Person who is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction relating to the Company or any of its Subsidiaries. Without limiting the foregoing, none of the Company, any of its Subsidiaries or, to the Sellers’ Knowledge, any other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, paid, offered, promised, authorized or agreed to give any monies, gift or other thing of value or benefit to (i) any official or employee of any Governmental Authority (including an official or employee of any public international organization or of any business or enterprise owned by a Governmental Authority), (ii) any political party, or employee or director thereof, or (iii) any candidate for a political position or any political subdivision for the purpose of: (A) influencing any act or decision of such Person described in clauses (i)-(iii), including a decision to not comply with his/her official duties; (B) inducing such Person described in clauses (i)-(iii) to act or fail to act in violation of his/her legal duties; or (C) causing such Person described in clauses (i)-(iii) to influence any act or decision of any Governmental Authority in order to obtain or retain business, or direct business toward any Person.

Section 3.28. No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), none of the Sellers, the Company or any of its Subsidiaries, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any of the Sellers, the Company or any of its Subsidiaries, including any representation or warranty as to the future revenue, profitability or success of the Company or any of its Subsidiaries, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows on the date hereof:

Section 4.1. Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this

Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is party has been, or will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions.

Section 4.2. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or code of regulations of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.2 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.2 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.3. Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.4. Brokers. Except for Lazard Frères & Co., LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.5. Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.6. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.7. Independent Investigation. In connection with Buyer’s review, analysis and investigation of the Company and its Subsidiaries, Buyer has received from the Sellers, certain projections and other forecasts, including projected financial statements, cash flow items and other data of the Company and its Subsidiaries. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and that Buyer is familiar with such uncertainties.

Section 4.8. No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or its Affiliates, including any representation or warranty as to the future revenue, profitability or success of the Company and its Subsidiaries, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business Prior to the Closing. From the date hereof through the Closing Date, or the earlier termination of this Agreement pursuant to ARTICLE VIII, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to: (a) conduct the business of the Company and its Subsidiaries in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries. From the date hereof through the Closing Date, or the earlier termination of this Agreement pursuant to ARTICLE VIII, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause its Subsidiaries not to, take any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

Section 5.2. Access to Information. From the date hereof through the Closing Date, or the earlier termination of this Agreement pursuant to ARTICLE VIII, the Company shall, and shall cause its Subsidiaries to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts, agreements and other documents and data related to the Company and its Subsidiaries; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Sellers and the Company and its Subsidiaries to cooperate with Buyer in its investigation of the Company and its Subsidiaries; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance written notice to the Sellers’ Representative, under the supervision of the Sellers’ Representative’s designee(s) and in such a manner as not to interfere with the normal operations of the Company and its Subsidiaries. All requests by Buyer for access pursuant to this Section 5.2 shall be submitted or directed exclusively to the Sellers’ Representative or such other individuals as the Sellers’ Representative may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Sellers nor the Company nor any of its Subsidiaries shall be required to disclose any information to Buyer if such disclosure would, in the Sellers’ Representative’s reasonable discretion: (x) cause significant competitive harm to the Company or any of its Subsidiaries, or their respective businesses if the transactions contemplated by this Agreement are not consummated, provided, however, that the Sellers’

Representative shall make such information available to Buyer on an “outside counsel only” basis; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof. Prior to the Closing, without the prior written consent of the Sellers’ Representative, which may not be unreasonably withheld, Buyer shall not contact any suppliers to, or customers of, the Company or any of its Subsidiaries regarding the transactions contemplated by this Agreement and the Transaction Documents and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2. For the avoidance of doubt, nothing in this Section 5.2 will prevent, limit or in any way restrict the ability of Buyer or its Affiliates or Representatives from contacting any of their respective customers or suppliers in the ordinary course of their respective business or with respect to any matter other than the transactions contemplated by this Agreement and the Transaction Documents.

Section 5.3. Certain Notices; Supplement to Disclosure Schedules.

(a) From the date hereof through the Closing Date, or the earlier termination of this Agreement pursuant to ARTICLE VIII, the Sellers’ Representative or the Company shall promptly notify Buyer (i) if the Company, any of its Subsidiaries or any Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the Sellers’ representations and warranties as of the date hereof, or if the Company, any of its Subsidiaries or any Seller becomes aware of the occurrence of any information, event, fact or condition that would (except as expressly contemplated by this Agreement), with the passage of time or occurrence of an event or both, cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such information, event, fact or condition and (ii) of the occurrence of any breach of any covenant of the Company or any of the Sellers in this Agreement.

(b) From the date hereof through the Closing Date, or the earlier termination of this Agreement pursuant to ARTICLE VIII, Buyer shall promptly notify the Sellers’ Representative if Buyer becomes aware of any information, event, fact or condition that causes or constitutes a breach of any of Buyer’s representations and warranties as of the date hereof, or if Buyer becomes aware of the occurrence of any information, event, fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such information, event, fact or condition. Between the date hereof and the Closing, Buyer will also promptly notify the Sellers’ Representative of the occurrence of any breach of any covenant of Buyer in this Agreement.

(c) The Sellers’ Representative shall have the right to update the Disclosure Schedules only with respect to any matter arising after the date hereof but prior to the Closing that would result in the condition set forth in Section 6.2(b) not being satisfied, provided that the Sellers’ Representative acknowledges concurrently with the delivery of such schedules that the matter would result in such condition not being satisfied (the “Updated Disclosure Schedules”). If Buyer receives Updated Disclosure Schedules from the Sellers’ Representative, Buyer shall have the right to (i) terminate this Agreement pursuant to Section 8.1(b)(i) or (ii) proceed with the Closing, provided that upon the Closing, Buyer shall be deemed to have waived all claims, including all indemnity claims pursuant to ARTICLE VII, for all matters set forth in the Updated Disclosure Schedules. For all other purposes under this Agreement, the Updated Disclosure Schedules shall be deemed to supersede and amend the original Disclosure Schedules dated as of the date hereof. For the avoidance of doubt, no Updated Disclosure Schedule shall contain any matter that existed as of the date hereof, whether or not known to any of the Sellers or the Company.

Section 5.4. Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on December 31, 2014 (or if earlier, the date of the employee’s termination of employment with the Company or any of its Subsidiaries), Buyer shall and shall cause the Company and its Subsidiaries to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company or any of its Subsidiaries immediately prior to the Closing; and (ii) welfare benefits that are no less favorable in the aggregate than those provided by the Company or its Subsidiaries immediately prior to the Closing; provided that if the employment of a Company Continuing Employee is terminated following the Closing and on or prior to the date which is six (6) months from the Closing in a manner that would entitle the Continuing Employee to receive severance payments or benefits pursuant to Buyer’s current employee severance guidelines set forth in Section 5.4(a) of the Disclosure Schedules (the “Severance Guidelines”), Buyer shall, or shall cause the Company to, provide severance payments or benefits, as applicable, to such terminated Company Continuing Employee in accordance with the Severance Guidelines.

(b) The Company and the Sellers acknowledge and agree that Buyer sponsors a Qualified Benefit Plan with a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Buyer 401(k) Plan”). The only period of employment or service required under the Buyer 401(k) Plan is for purposes of becoming eligible to participate in the Buyer 401(k) Plan and that period of employment or service must be with Buyer or a member of its controlled group subsequent to the Closing. Service with the Company or a Subsidiary of the Company prior to Closing will not satisfy such requirement.

(c) With respect to any employee benefit plan which is not a Qualified Benefit Plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company and its Subsidiaries to, recognize all service of the Company Continuing Employees with the Company or its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(d) This Section 5.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any Employee or any other Person to any continued employment with the Company or any of its Subsidiaries, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(e) Buyer shall, or shall cause the Company or Buyer’s or the Company’s Subsidiaries, as applicable, to (i) waive any preexisting condition limitations with respect to health benefits otherwise applicable to Company Continuing Employees and their eligible dependents under any plan of Buyer or any Subsidiary of Buyer that provides health benefits in which Company Continuing Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Continuing Employees and their eligible dependents under the health Benefit Plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health benefit plans of Buyer, the Company or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Continuing Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date; provided, however, that Buyer may require evidence of insurability for all optional life insurance.

(f) From the date hereof until the Closing, Buyer shall not communicate with any Company Continuing Employees, including, without limitation, communications related to compensation, benefits or other treatment that they will receive in connection with the transactions contemplated hereby, unless any such communications have been reviewed and approved by Sellers’ Representative.

(g) No provision of this Section 5.4 shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment Contract, (iii) constitute or be deemed to constitute an amendment to any Benefit Plan or any employee benefit plan sponsored or maintained by Buyer or any of its Affiliates or (iv) limit the ability of Buyer or any of the Affiliates to terminate the employment of any Company Continuing Employee following the Closing.

(h) Prior to the Closing, the Company shall take all actions necessary to amend each 401(k) Plan of the Company to (i) permit participants who are Company Continuing Employees to roll over their entire account balance including an outstanding loan balance in kind to the Buyer 401(k) Plan once the Company has received a favorable determination letter from the IRS regarding the termination of the 401(k) Plan of the Company; (ii) permit participants who terminate their employment with the Company and the Buyer and who are not in default on a loan to roll over their outstanding loan balance to a plan of an employer unrelated to Buyer; (iii) provide that the only forms of payment will be a single sum either paid directly to the participant or as a rollover and override and eliminate language regarding irrevocable commitments from an insurance company in the Plan’s termination provisions; (iv) provide that anyone who does not elect a single sum payment either to the participant or as a rollover will get an automatic rollover to an IRA; and (v) provide that there will be no new loans made to participants (however current loans can continue to be repaid in accordance with the terms of the respective loans).

(i) Prior to the Closing, the Company shall take all actions necessary to terminate each Employee Pension Benefit Plan of the Company, including any 401(k) Plan of the Company. The effective date of the termination of each such Employee Pension Benefit Plan shall be no later than the day prior to the Closing Date, with employer and employee contributions being discontinued at least one day prior to the effective date of such termination, and shall be evidenced by delivery to Buyer of the resolutions and other documents contemplated by Section 2.3(d)(x). Sellers shall cause the Company to take action to cease all employer and employee contributions to each Employee Pension Benefit Plan, including any 401(k) Plan of the Company, for all periods on and after the termination of such Employee Pension Benefit Plan. As soon as practicable following the Closing, the Company, at the Sellers’ expense, will prepare and file with the IRS an Application for Determination for Terminating Plan on Form 5310, and, if necessary in the reasonable opinion of Buyer’s counsel, a submission to the IRS under the Voluntary Correction Program with Service Approval portion of the Employee Plans Compliance Resolution System with respect to any Qualified Benefit Plan of the Company, and prepare and file all other information required to be submitted in connection therewith, in accordance with applicable IRS requirements, including requirements concerning Notices to Interested Parties. The Company will provide the Sellers with a reasonable opportunity to review the filings before making such filings. The Company will cause proper administration of such Qualified Benefit Plan or Plans, as the case may be, to continue during the pendency of the IRS determination request, and will take all such other actions as may be reasonably necessary to obtain a favorable determination letter from the IRS. Upon receipt of a favorable determination letter, the Company will oversee termination distributions from such Qualified Benefit Plan or Plans, as the case may be, in accordance with the terms of such Qualified Benefit Plan or Plans, as the case may be. Sellers will provide such cooperation and assistance to Buyer as Buyer may reasonably request with respect to foregoing matters. The Company will perform its obligations pursuant to this Section 5.4(i) at the Sellers’ sole cost and expense.

Section 5.5. Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company and its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries, as provided in the Organizational Documents of the Company or any of its Subsidiaries, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.5(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms; provided, however, that the Company and its Subsidiaries may, and Buyer may cause the Company and its Subsidiaries to, amend or modify the Company’s and its Subsidiaries’ Organizational Documents to the extent required by Law or in any other manner that does not affect any right to or ability to seek advancement of defense costs, or the application of the exculpatory or indemnification provisions contained therein to the acts or omissions of any such individuals prior to the Closing.

(b) The Company and its Subsidiaries shall, and Buyer shall cause the Company and its Subsidiaries to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries immediately prior to the Closing Date (provided that the Company and its Subsidiaries may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company and its Subsidiaries as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c) The parties hereto expressly agreed that the directors and officers to whom this Section 5.5 applies shall be third-party beneficiaries of this Section 5.5, each of whom may enforce the provisions of this Section 5.5.

Section 5.6. Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.6 shall nonetheless continue in full force and effect.

Section 5.7. Governmental Approvals and Other Third-Party Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all Consents from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the Transaction Documents and the performance of their respective obligations hereunder and thereunder. Each party shall use its reasonable best efforts to cooperate with the other parties and their respective Affiliates in promptly seeking to obtain all such Consents; provided, however, that nothing in this Section 5.7(a) shall require any party to incur any obligation or expense that is not expressly provided for by this Agreement or any Transaction Document. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Without limiting the generality of Buyer’s undertaking pursuant to this Section 5.7, Buyer agrees to use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including reasonable best efforts to contest the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that Buyer shall not be required to commence or defend any legal proceeding or to divest, dispose of or hold separate any assets to secure clearance or approval under the applicable antitrust Laws.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Buyer, any Seller or the Company or any of its Subsidiaries with Governmental Authorities in the ordinary course of their respective businesses, or any disclosure which is not permitted by Law) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give written notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such written notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) The Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all Consents from, all third parties that are described in Section 3.5 and Section 4.2 of the Disclosure Schedules; provided, however, that (i) none of Buyer, the Company or any of its Subsidiaries, the Sellers or any of their respective Affiliates shall be obligated to pay any consideration therefor to any third party from whom Consent is requested and (ii) nothing in this Section 5.7 shall be deemed to affect or in any limit the rights of Buyer pursuant to Section 6.2(g).

Section 5.8. Books and Records.

(a) Subject to Section 5.6 and Section 5.12(d), in order to facilitate the resolution of any claims made against or incurred by the Sellers pursuant to this Agreement or any Transaction Documents following the Closing, for a period of six (6) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company and its Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company and its Subsidiaries; and

(ii) upon reasonable notice, afford the Representatives of the Sellers reasonable access (including the right to make, at the Sellers’ collective expense, photocopies), during normal business hours, to such books and records.

(b) Buyer shall not be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.8 where such access would violate any Law.

Section 5.9. Closing Conditions. From the date hereof until the Closing, subject to the other terms and conditions of this Agreement and the Transaction Documents, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.10. Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), (a) no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and (b) the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11. Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Transaction Documents.

Section 5.12. Tax Matters.

(a) The Sellers shall severally, and not jointly, indemnify, defend, save and hold harmless Buyer (and, following the Closing, the Company and each of its Subsidiaries) from any Losses attributable to (i) all Taxes (or the nonpayment thereof) of the Company and each of its Subsidiaries for the Pre-Closing Tax Period; (ii) all Taxes arising from the joint Section 338(h)(10) Election; (iii) all Taxes under Code §1374 for the Pre-Closing Tax Period; (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company and each of its Subsidiaries (or any predecessor or current or former Affiliate of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Tax Law), (v) any and all Taxes of any Person (other than the Company and each of its Subsidiaries) imposed on the Company and each of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing, (vi) all Taxes related to the Owned Real Property and (vii) any and all Straddle Tax Period Taxes allocable to Company and each of its Subsidiaries for the Pre-Closing Tax Period.

(b) In the case of any Straddle Tax Period, the amount of any Taxes based on or measured by income or receipts of the Company and each of its Subsidiaries for the Pre-Closing Tax Period shall be determined (i) in accordance with the joint Section 338(h)(10) Election, or (ii) based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company and each of its Subsidiaries for a Straddle Tax Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of days in such Straddle Tax Period.

(c) The Sellers will prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company and each of its Subsidiaries for all Pre-Closing Tax Periods, including Straddle Tax Periods, ending on the Closing Date. Buyer will prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns of the Company and each of its Subsidiaries for other Straddle Tax Periods. With respect to Tax Returns to be prepared by the Sellers or the Buyer pursuant to this Section 5.12(c), (i) except as required by applicable Law, such Tax Returns will be filed in a manner consistent with past practice and no position will be taken, election made or method adopted inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns, (ii) the party preparing such a Tax Return will provide a copy of such Tax Return at least thirty (30) days before it is due, taking into consideration extensions of time to file, to the other party for review and approval (which approval will not be unreasonably withheld, conditioned or delayed), and (iii) for each Tax Return, each party will remit payment to the filing party the appropriate share of Taxes owed (if any) by the remitting party no later than five (5) days prior to the due date of filing each such Tax Return.

(d) Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.12 and any audit, litigation or other proceeding with respect to Taxes relating to a period of time prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis, at a reasonable cost to requesting party, to provide additional information and explanation of any material provided hereunder. The Company agrees to (i) retain all books and records with respect to Tax matters pertinent to the Company or any of its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records.

(e) Buyer, the Company (on behalf of itself and each of its Subsidiaries) and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f) Buyer and the Sellers agree, upon request, to promptly provide the other party with all information that either Party may be required to report pursuant to Code §6043 or 6043A, or Treasury Regulations promulgated thereunder.

(g) All tax-sharing agreements or similar agreements with respect to or involving the Company and each of its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

(h) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be borne by the Sellers.

(i) Neither any Seller nor the Company (whether on behalf of itself and or any Q-Sub) will take any action that would cause the Company or any Q-Sub to no longer be treated as an S corporation, or as a Q-Sub, for federal, state and local Tax purposes.

Section 5.13. 338(h)(10) Election. The Sellers shall join with Buyer in making an election under Code §338(h)(10) (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the Shares hereunder (collectively, the “Section 338(h)(10) Election”). In furtherance of the preceding sentence, the Sellers shall execute and deliver to Buyer such documents or forms as Buyer shall reasonably request or as are required by applicable Law to effect the Section 338(h)(10) Election. The Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law, and shall take no position inconsistent with treating the purchase by Buyer of the Shares as a transaction to which Section 338(h)(10) applies. The consideration paid for the Shares hereunder and the liabilities (to the extent included in amount realized for federal Income Tax purposes) of the Company shall be allocated among the assets of the Company in accordance with their fair market values determined using the methodology set forth in Section 5.13 of the Disclosure Schedules (the “Allocation Schedule”) and Code §338. Buyer, the Sellers and each of their Affiliates shall file all Tax Returns in a manner consistent with such Allocation Schedule, and none of the parties will voluntarily take any position inconsistent with the Allocation Schedule in any inquiry, assessment, proceeding or other similar event relating to Taxes.

Section 5.14. Refunds and Other Transaction Tax Deduction Benefits. Any Tax refunds that are received by Buyer or the Company or any of the Company’s Subsidiaries, and any amounts credited against Tax to which Buyer or the Company or any of the Company’s Subsidiaries becomes entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date and are attributable to Transaction Tax Deductions shall be for the account of the Sellers, and Buyer shall pay over to the Sellers any such refund or the amounts of any such credit within ten (10) days after receipt thereof or entitlement thereto. Buyer shall use its commercially reasonable efforts to, and cause the Company and its Subsidiaries to, prepare and file all Tax Returns in a manner that maximizes the Tax benefits available as a result of the Transaction Tax Deductions.

Section 5.15. Vikon. Immediately prior to the Closing, the Company shall sell or distribute its interest in Vikon to one or more of the Sellers pursuant to appropriate legal documents with respect thereto that shall include terms and conditions that are reasonably satisfactory to Buyer.

Section 5.16. Restrictive Covenants.

(a) During the Primary Restricted Term, none of the Sellers set forth on Section 5.16(a) of the Disclosure Schedules (each, a “Primary Restricted Seller”), shall, and each such Primary Restricted Seller shall cause its respective Affiliates not to, (i) engage, directly or indirectly (whether as equityholder, partner, joint venturer, financing source or consultant in any capacity whatsoever), anywhere in the United States, Canada or Mexico, or in any United States territory or military base outside the United States, in the Business, (ii) have any direct or indirect financial or other interest in any corporation, firm, business or entity engaged in the Business or (iii) solicit, directly or indirectly, any customer or supplier or any prospective customer or supplier within a one hundred (100)-mile radius of any and all customers or suppliers of the Company or any of its Subsidiaries with respect to or on behalf of any business or entity engaged in the Business; provided, however, this Section 5.16(a) shall not prohibit any Primary Restricted Seller from owning a passive interest of less than five percent (5%) of a publicly traded company that competes with Buyer, the Company or any of its Subsidiaries with respect to the Business.

(b) During the Secondary Restricted Term, none of the Sellers set forth on Section 5.16(b) of the Disclosure Schedules (each, a “Secondary Restricted Seller”), shall, and each such Secondary Restricted Seller shall cause its respective Affiliates not to, (i) engage, directly or indirectly (whether as equityholder, partner, joint venturer, financing source or consultant in any capacity whatsoever), anywhere in the United States, Canada or Mexico, or in any United States territory or military base outside the United States, in the Business, (ii) have any direct or indirect financial or other interest in any corporation, firm, business or entity engaged in the Business or (iii) solicit, directly or indirectly, any customer or supplier or any prospective customer or supplier within a one hundred (100)-mile radius of any and all customers or suppliers of the Company or any of its Subsidiaries with respect to or on behalf of any business or entity engaged in the Business; provided, however, this Section 5.16(b) shall not prohibit any Secondary Restricted Seller from owning a passive interest of less than five percent (5%) of a publicly traded company that competes with Buyer, the Company or any of its Subsidiaries with respect to the Business.

(c) During the Primary Restricted Term, none of the Primary Restricted Sellers or any of their respective Affiliates, or the Representatives of any of the foregoing, shall on its or their own behalf or on behalf of any other Person, directly or indirectly, solicit for employment or hire any employee employed by Buyer or any of its Affiliates (including the Company and its Subsidiaries) without the prior written consent of Buyer.

(d) During the Secondary Restricted Term, none of the Secondary Restricted Sellers or any of their respective Affiliates, or the Representatives of any of the foregoing, shall on its or their own behalf or on behalf of any other Person, directly or indirectly, solicit for employment or hire any employee employed by Buyer or any of its Affiliates (including the Company and its Subsidiaries) without the prior written consent of Buyer.

(e) If any Seller or any of its Affiliates or Representatives breaches, or threatens to commit a breach of, any of the provisions of Section 5.16(a), Section 5.16(b), Section 5.16(c) or Section 5.16(d), as applicable (the “Restrictive Covenants”), Buyer shall have the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyer and its Affiliates and that money damages will not provide an adequate remedy to Buyer and its Affiliates. Nothing in this Section 5.16 shall be construed to limit the right of Buyer to collect money damages in the event of a breach of the Restrictive Covenants. In addition to the remedies Buyer may seek and obtain pursuant to this Section 5.16, the Term shall be extended by and all periods during which any Seller or any of its Affiliates shall be found by a court of competent jurisdiction to have been in violation of any of the Restrictive Covenants.

(f) Subject to the provisions of this Section 5.16(e), (i) the “Primary Restricted Term” means the period commencing on the Closing Date and ending on the five (5)-year anniversary of the Closing Date, and (ii) the “Secondary Restricted Term” means the period commencing on the Closing Date and ending on the three (3)-year anniversary of the Closing Date, unless, in the case of either the Primary Restricted Term or the Secondary Restricted Term, a court of competent jurisdiction shall find that such period is not permissible with respect to a jurisdiction, in which case, this Section 5.16 shall terminate, with respect to such jurisdiction only, at the end of the maximum period of time permissible under applicable Law.

(g) If any Governmental Authority determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall, to the extent enforceable under applicable Law, not thereby be affected and shall be given full effect, without regard to the portions which have been declared invalid or unenforceable.

(h) If any Governmental Authority determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that such Governmental Authority shall have the power to modify any such provision, to the extent necessary to render the provision enforceable, and such provision as so modified shall be enforced.

Section 5.17. Release.

(a) Effective as of the Closing, each of the Sellers, on behalf of themselves and their respective Affiliates, beneficiaries, heirs, successors and assigns (collectively, the “Seller Related Persons”), hereby absolutely, unconditionally and irrevocably releases and discharges, fully, finally and forever, the Company, its Subsidiaries, Buyer and each of their respective Affiliates, agents, representatives, directors and officers and employees (together, the “Company Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Company Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, which such Seller

Related Person ever had, now has, or ever may have, against any Company Released Party, including in any Seller Related Person’s capacity as a direct or indirect equityholder of the Company or any of its Subsidiaries prior to the Closing and pursuant to any Contract between any Seller Related Person and a Company Released Party (as to each Seller Related Person, such Seller Related Person’s “Seller Related Person Claims”); provided, however, that Seller Related Person Claims shall not include any claims arising out of or relating to this Agreement, to any Transaction Document, or to any employment agreement now in effect or subsequently executed.

(b) No Seller has filed, and no Seller will file, any Action against any Company Released Party with any Governmental Authority or otherwise, based on events occurring on or prior to the Closing Date in relation to any matter released or purported to be released hereunder. No Seller has assigned, and no Seller will assign, any Seller Related Person Claim and has not authorized, and will not authorize, any other Person to assert any Seller Related Person Claim on its or their behalf.

(c) Each Seller expressly acknowledges that the release provided under this Section 5.17 is intended to include in its effect all claims within the scope of this release that the Sellers do not know or suspect to exist in their favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

(d) Each Seller is aware that statutes exist that render null and void or otherwise affect or may affect releases and discharges of any claims, rights, demands, Liabilities, Actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Each Seller, for itself and the other Seller Related Persons, hereby expressly waives, surrenders and agrees to forego any and all protections, rights or benefits to which the Sellers otherwise would be entitled by virtue of the existence of any such statute or the common law of any state, province or jurisdiction with the same or similar effect. Further, it is understood and agreed that the facts in respect of which the release provided under this Section 5.17 is given may turn out to be other than or different from the facts in that respect now known or believed by the Sellers to be true; and with such understanding and agreement, each of the Sellers expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the Closing Date, and agrees that this release shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

(e) The release provided under this Section 5.17 shall extend to and be binding upon each of the Sellers, and each such Person’s legal successors and assigns, and all other Seller Related Persons, and shall inure to the benefit of all of the Company Released Parties.

Section 5.18. Acquisition Proposals. Except as contemplated by Section 5.15, neither the Company (on behalf of itself and each of its Subsidiaries) nor any Seller shall, and neither the Company (on behalf of itself and each of its Subsidiaries) nor any Seller shall authorize or permit any officer, director, manager or employee of the Company, any of its Subsidiaries or any Seller, or any of their respective Affiliates or Representatives to, directly or indirectly, (a) solicit, initiate or encourage any Acquisition Proposal, (b) consider, accept or enter into any Contract with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. The Sellers’ Representative shall promptly advise Buyer orally and in writing of any Acquisition Proposal or any inquiry with respect to or which would lead to any Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or inquiry and the material terms thereof.

Section 5.19. Certain Employee Matters.

(a) During the period commencing on the Closing Date and ending on the five (5)-year anniversary of the Closing Date (the “Measuring Period”), Buyer shall, or shall cause its Affiliates (including the Company) to, grant, award, pay or otherwise disburse at least $5,000,000, in the aggregate (the “Continuing Employee Pool Amount”), in cash or long-term incentive compensation to the Company Continuing Employees pursuant to retention, incentive compensation and severance plans or programs that Buyer or its Affiliates (including the Company) may establish for the Company Continuing Employees during the Measuring Period.

(b) Buyer, the Company, the Sellers and the Sellers’ Representative acknowledge and agree that each of the following shall be deemed to have been granted, awarded, paid or otherwise disbursed pursuant to this Section 5.19, and shall be credited to and applied toward the satisfaction of the Continuing Employee Pool Amount: (i) all bonuses or other incentive compensation paid to the Company Continuing Employees (including pursuant to the Employment Agreements) during, or that relate to, the Measuring Period; provided, however, that, solely for the fiscal year of Buyer ending March 31, 2015, only an aggregate amount up to (but not exceeding) $500,000 of any such bonuses or other incentive compensation paid (whether paid before, on or after March 31, 2015) that relates to the fiscal year of Buyer ending March 31, 2015 shall be credited to and applied toward the satisfaction of the Continuing Employee Pool Amount; (ii) any severance paid any Continuing Company Employee during, or that relates to, the period commencing on the Closing Date and ending on the two (2)-year anniversary of the Closing Date, whether pursuant to the Employment Agreements, Section 5.4(a) or otherwise; and (iii) all restricted stock granted or awarded to any Company Continuing Employee (including pursuant to the Employment Agreements) during the Measuring Period in accordance with the Buyer’s 2006 Long-Term Equity Incentive Plan (as the same may be amended, restated, superseded or replaced, the “Buyer LTIP”) (each such grant or award of restricted stock, a “Restricted Stock Awards”); provided, however, that if, at any time during the Measuring Period, Buyer or any of its Affiliates (including the Company) terminates the employment of any Company Continuing Employee that received a Restricted Stock Award without “Cause” (as defined in the Buyer LTIP), then Buyer shall subsequently grant or award the restricted stock included in such Company Continuing Employee’s Restricted Stock Award to another Company Continuing Employee, and such subsequent grant or award shall (x) be deemed to have been granted or awarded pursuant to this Section 5.19 but (y) not be credited to and applied toward the satisfaction of the Continuing Employee Pool Amount (provided that the original Restricted Stock Award relating to the Company Continuing Employee whose employment was so terminated will remain credited to and applied toward the satisfaction of the Continuing Employee Pool Amount), in each case subject to the terms of this Section 5.19. In furtherance of the foregoing, if, at any time during the Measuring Period and with respect to any Company Continuing Employee that was awarded or granted a Restricted Stock Award, the employment of such Company Continuing Employee with Buyer or any of its Affiliates (including the Company) is terminated either by (i) such Company Continuing Employee for any reason or (ii) Buyer or any of its Affiliates (including the Company) for “Cause” (as defined in the Buyer LTIP), then, in either case, Buyer shall not be required to grant or award such Company Continuing Employee’s Restricted Stock Award to any other Person, and the Restricted Stock Award to such Company Continuing Employee shall be deemed to have been granted or awarded pursuant to this Section 5.19, and shall be credited to and applied toward the satisfaction of the Continuing Employee Pool Amount.

Section 5.20. U.S. Pipe Building. During the period commencing on the date hereof through the Closing Date, the Company shall, and the Sellers shall cause their respective Affiliates that are a party to any of the Construction Agreements to, continue to perform, and shall use commercially reasonable efforts to cause Rives Construction Company, Inc. and Cohen Carnaggio Reynolds to perform, the construction and other related activities with respect to the Owned Real Property located at 3300 1st Avenue North, Birmingham, Alabama in accordance with the terms of the Construction Agreements. Without limiting the generality of the foregoing, the Sellers acknowledge and agree that the Sellers will be responsible for, and will pay, all amounts reflected in the final AIA Document G703 project schedule (current estimates of which, as of April 15, 2014 and April 30, 2014, are attached to Section 5.20 of the Disclosure Schedules), such final project schedule to be dated as of a date within five (5) Business Days of the Closing and included in the Updated Disclosure Schedules, for the construction and other related activities to be performed prior to the Closing in accordance with such final project schedule (whether or not such construction and other activities are performed prior to, at or following the Closing and whether such amounts are paid or become payable prior to, at or following the Closing); provided that such final project schedule shall not include an amount that is less than $2,413,087, or, if such final project schedule includes an amount that is less than $2,413,087, Sellers will be responsible for the difference between $2,413,087 and such lower amount set forth on such final project schedule. The parties shall cooperate in good faith to effect an assignment by The Robinson Real Estate Company, LLC to, and assumption by, the Company, as of the Closing Date, of that certain Standard Form of Agreement (AIA Document B105-2007), dated June 19, 2013, between The Robinson Real Estate Company, LLC and Cohen Carnaggio Reynolds, in a form reasonably acceptable to the parties thereto and to Buyer.

Section 5.21. Escheatment Payment. Prior to the Closing, the Company shall pay, or cause to be paid, to the Delaware Secretary of State an amount equal to $200,000 (the “Escheatment Payment”) of the unallocated accounts receivable set forth on the Interim Balance Sheet. For the avoidance of doubt, the Escheatment Payment shall be in addition to any amount of the unallocated accounts receivable set forth on the Interim Balance Sheet that is included in the Certified Company Indebtedness.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and the Sellers pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.2. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by Buyer):

(a) The Sellers shall have delivered, or caused to be delivered, all of the items required by Section 2.3(d).

(b) The representations and warranties of the Sellers contained in ARTICLE III or in any document delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty containing any materiality, Material Adverse Effect or other similar qualification) or in all materials respects (in the case of any representation or warranty without any materiality, Material Adverse Effect or other similar qualification) when made and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date).

(c) The Sellers shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(d) Since the date hereof there shall not have occurred and be continuing any Material Adverse Effect.

(e) Each Employment Agreement shall not have been terminated and shall be in full force and effect.

(f) Buyer shall have received a certificate, dated as of the Closing Date and signed by the Sellers’ Representative, that each of the conditions set forth in Section 6.2(b), Section 6.2(c), Section 6.2(d) and Section 6.2(e) have been satisfied.

(g) Buyer shall have received written Consents from all third parties set forth in Section 6.2(g) of the Disclosure Schedule.

(h) Buyer shall have received written resignations from all of the directors (or their equivalents) and officers of the Company and each of its Subsidiaries, effective as of the Closing Date, resigning from their respective positions as directors (or their equivalents) and officers of the Company and its Subsidiaries; provided that such resignations shall not effect a termination of any such resigning Person’s employment with the Company or any of its Subsidiaries.

(i) The board of directors of the Company shall have taken all actions necessary to amend each 401(k) Plan of the Company as required hereunder and to effect the termination of each 401(k) Plan of the Company and such plans shall have been so amended and terminated.

(j) Each of the Contracts set forth in Section 6.2(j) of the Disclosure Schedules shall have been terminated and the Sellers’ Representative shall have delivered to Buyer a written Contract, in form and substance reasonably satisfactory to Buyer, evidencing each such termination.

(k) The Sellers shall have delivered or caused to be delivered the Real Property Transaction Documents, duly executed by each of the Sellers and the Company’s Affiliates, as applicable.

(l) The Sellers shall deliver those Real Property Transaction Documents reasonably required by the Title Company so that the Title Company will issue at Closing, an ALTA Extended Owner’s Policy of Title Insurance (2006 Form) for each Owned Real Property, or a binding commitment to issue such policy (the “Title Insurance”) issued by the Title Company, insuring that title to the Owned Real Property is vested in Buyer (or Buyer’s designee) as of the Closing, free and clear of all Encumbrances, other than Permitted Encumbrances. The costs of the title examination, commitment fees and the base Title Insurance premium will be paid one-half by the Sellers and one-half by the Buyer at the Closing. Buyer will bear the cost of any endorsements to the Title Insurance that it elects to purchase, other than curative endorsements to address Encumbrances which are not Permitted Encumbrances, the cost of which will be paid by the Sellers.

Section 6.3. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in whole or in part in writing by the Sellers’ Representative):

(a) Buyer shall have delivered, or caused to be delivered, all of the items required by Section 2.3(c).

(b) The representations and warranties of Buyer contained in ARTICLE IV or in any document delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty containing any materiality, Material Adverse Effect or other similar qualification) or in all materials respects (in the case of any representation or warranty without any materiality, Material Adverse Effect or other similar qualification) when made and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(c) Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(d) The Sellers shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) Buyer shall have delivered or caused to be delivered the Real Property Transaction Documents, duly executed by Buyer or its Affiliate, as applicable.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that (a) the representations and warranties contained in Section 3.1 (Authority of the Sellers), Section 3.2 (Organization, Authority and Qualification of the Company), Section 3.3 (Capitalization), Section 3.10(a) (Title to Assets; Real Property) and Section 3.22 (Brokers) shall survive the Closing and shall remain in full force and effect indefinitely, (b) the representations and warranties contained in Section 3.21 (Taxes) and Section 3.27 (Regulatory Matters) shall survive the Closing and shall remain in full force and effect until the date that is sixty (60) days after the expiration of the last statute of limitations (including any extensions thereof) applicable to any claim made with respect to or under such representation or warranty, and (c) the representations and warranties contained in Section 3.18 (Environmental Matters) and Section 3.19 (Employee Benefit Matters) shall survive the Closing and shall remain in full force and effect until the date that is five (5) years from the Closing Date (the representations and warranties referred to in subsections (a) and (b) of this Section 7.1 are collectively referred to as the “Fundamental Representations”). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.2. Indemnification By the Sellers. Subject to the other terms and conditions of this ARTICLE VII, the Sellers shall severally, and not jointly, indemnify Buyer and its Affiliates (including the Company and each of its Subsidiaries), and their respective subsidiaries, officers, directors, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”), against, and shall hold the Buyer Indemnified Parties harmless from and against, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement or any Transaction Document;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement or any Transaction Document; provided, however, that, notwithstanding anything to the contrary in this Section 7.2, the Sellers shall severally, not jointly, indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, or with respect to or by reason of any breach or non-fulfillment of the covenants set forth in Section 5.16;

(c) any amounts payable, or other Losses incurred, by the Company, Buyer or any of their respective Affiliates with respect to any Contract set forth on Section 7.2(c) of the Disclosure Schedules, whether incurred prior to, at or following the Closing, including any Losses incurred in connection with the termination of such Contract, in each case, to the extent such Losses are not paid by the Company at or prior to the Closing; or

(d) any amounts payable, or other Losses incurred, by the Company, Buyer or any of their respective Affiliates, in connection with the prosecution or the defense of, any amounts paid in connection with any settlement of, and any Losses incurred by the Company, Buyer or any of their respective Affiliates in connection with any Order, judgment or award of any Governmental Authority related to, in each case, the Action set forth on Section 7.2(d) of the Disclosure Schedules, in accordance with the provisions set forth on Section 7.2(d) of the Disclosure Schedules.

Notwithstanding anything contained in this Agreement to the contrary, the Charitable Organization, as a stockholder of the Company and a Seller, has no liability or indemnification obligation to Buyer, except for the representations and warranties set forth in Section 3.1 of this Agreement; provided that any liability or indemnification obligation under this Agreement otherwise attributable to the Shares sold hereunder by the Charitable Organization to Buyer is expressly assumed by Farrell E.

Robinson, individually, and Debra J. Robinson, individually, each subject to the Guaranty delivered by each of them, individually, pursuant to Section 2.3(d)(xvi).

Section 7.3. Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify the Sellers, and their respective Affiliates, officers, directors, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”), against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any Transaction Document; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any Transaction Document.

Section 7.4. Certain Limitations. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) (other than with respect to an inaccuracy in or breach of the Fundamental Representations, for which the following limitation shall not apply) or Section 7.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) (other than with respect to an inaccuracy in or breach of the Fundamental Representations, for which the following limitation shall not apply) or Section 7.3(a) exceeds $1,025,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) (other than with respect to an inaccuracy in or breach of the Fundamental Representations, for which the following limitation shall not apply) or Section 7.3(a), as the case may be, shall not exceed $17,500,000 (the “Maximum Indemnification Amount”).

(c) For purposes of this ARTICLE VII, Losses shall be computed net of (i) any insurance proceeds actually received by the Indemnified Party (net of collection costs and increases in premiums) and (ii) any indemnity, contribution or other similar payment actually received by the Indemnified Party from a third party in respect of any such claim. The Indemnified Party shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) The amount of any Losses pursuant to this ARTICLE VII will be reduced by the amount of any income Tax benefit actually received by any Buyer Indemnified Party that arises directly from the incurrence or payment of the Loss associated with the applicable indemnity claim. Any indemnity payment hereunder will initially be made without regard to any income Tax benefit and will be reduced to reflect any such income Tax benefit only after such Buyer Indemnified Party has actually realized such benefit. For purposes of this Agreement, a Buyer Indemnified Party will have “actually realized” an income Tax benefit to the extent that, and at such time as, the amount of Taxes paid by such Buyer Indemnified Party is reduced below the amount of Taxes that such Buyer Indemnified Party would have been required to pay but for the incurrence or payment of such Loss; provided, however, that in computing the amount of any such income Tax benefit, the Buyer Indemnified Party will be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Loss. In the event that there is a subsequent disallowance (in whole or in part) of any income Tax benefit by any Governmental Authority, then the Sellers will promptly pay, or cause to be paid, to the Buyer Indemnified Party the amount of such disallowed income Tax benefit.

(e) For purposes of this ARTICLE VII, Losses shall not include any (i) punitive damages (unless, and only to the extent, that such damages are awarded to a third party in a Third Party Claim, in which case such damages shall not be excluded from Losses), (ii) damages to the extent based on diminution of value or any damages based on any type of multiple or (iii) consequential damages.

(f) Each Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(g) In no event shall any party have any obligation or liability under this ARTICLE VII to the extent arising from or relating to, directly or indirectly, (i) any Law not adopted as of the Closing Date or that is adopted following the Closing Date but that takes effect retroactively to a date that is prior to the Closing Date, or (ii) any increase in any applicable Tax rate that is not adopted as of the Closing Date or that is adopted following the Closing Date but that takes effect retroactively to a date that is prior to the Closing Date.

(h) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the same Loss be taken into account more than once for purposes of calculations in connection with, or application of, the Deductible or the Maximum Indemnification Amount; provided, however, that the foregoing shall not, and shall not be construed to, limit (i) any Indemnified Party’s ability to assert multiple bases for any individual claim under this Agreement with respect to the same event or state of facts in any notice given by an Indemnified Party to an Indemnifying Party pursuant to Section 7.5 and (ii) any Indemnified Party’s claims with respect to any different event or state of facts or recovery therefor pursuant to this ARTICLE VII.

(i) For purposes of this ARTICLE VII, any inaccuracy in or breach of any representation or warranty, and the amount of Losses for which the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, are entitled to indemnification pursuant to this ARTICLE VII, will be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(j) None of the limitations set forth in this Section 7.4 will apply to Losses based upon, arising out of, with respect to or by reason of common law fraud, criminal activity or the intentional misrepresentation of the Sellers.

(k) No Losses may be claimed under Section 7.2 or Section 7.3 by any Indemnified Party to the extent such Losses are actually included in the final Closing Net Working Capital Statement pursuant to Section 2.5.

Section 7.5. Indemnification Procedures.

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that if the Indemnifying Party is any Seller, neither such Indemnifying Party nor the Sellers’ Representative (on behalf of such Seller) will have the right to assume or direct the defense of any such Third Party Claim: (i) that is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (ii) seeks an injunction or other equitable relief against the Indemnified Party, (iii) if the Indemnifying Party, in the reasonable judgment of the Indemnified Party, does not have the financial resources, or is not able, to satisfy the amount of such Third Party Claim, (iv) if the Third Party Claim, or the Indemnifying Party’s defense or direction of the defense thereof, would, in the reasonable judgment of the Indemnified Party, result in a Material Adverse Effect, or (v) unless the Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Third Party Claim. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.6) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the

Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such reasonably prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.6. Indemnity Escrowed Amount.

(a) To partially secure the obligations of the Sellers arising under this ARTICLE VII, at the Closing, Buyer shall deposit the Indemnity Escrowed Amount with the Escrow Agent, in accordance with the terms of the Escrow Agreement and Section 2.3(a) hereof. The Escrow Agent shall hold the Indemnity Escrowed Amount for the duration of the term of the Escrow Agreement, to be administered in accordance with the terms of this Agreement and the Escrow Agreement.

(b) The Sellers’ Representative hereby agrees that, following the final determination that any indemnification is due and payable to Buyer under this ARTICLE VII, the Sellers’ Representative shall cooperate with Buyer and shall use its best efforts to take such action as is necessary to promptly provide to the Escrow Agent such written direction as is necessary under the terms of the Escrow Agreement to release such portion of the Indemnity Escrowed Amount as is necessary to satisfy such indemnifiable Losses of Buyer.

Section 7.7. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Share Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.8. Exclusive Remedies. Subject to Section 9.10, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from common law fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Section 5.12 or this ARTICLE VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Section 5.12 or this ARTICLE VII. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of common law fraud, criminal activity or willful misconduct by any party hereto.

Section 7.9. Contribution and Waiver. From and after the Closing, no Seller shall seek indemnification or contribution from the Company or any of its Subsidiaries (including by reason of the fact that such Seller was a director, manager, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, manager, officer, employee or agent of another entity) for any breaches of this Agreement of any Transaction Document or in respect of any other payments required to made by any Seller pursuant to this Agreement or the Transaction Documents.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Sellers’ Representative and Buyer;

(b) by Buyer by written notice to the Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Sellers pursuant to this Agreement that would give rise to the failure of the condition set forth in Section 6.2(b) and such breach, inaccuracy or failure shall not have been cured prior to the earlier of (A) five (5) Business Days following receipt of notice of such breach or failure and (B) June 30, 2014 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Sellers’ Representative by written notice to Buyer if:

(i) none of the Sellers are then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of the condition set forth in Section 6.3(b) and such breach, inaccuracy or failure shall not have been cured prior to the earlier of (A) five (5) Business Days following receipt of notice of such breach or failure and (B) the Drop Dead Date; or

(ii) any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of the Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or the Sellers’ Representative in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement in accordance with this ARTICLE VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE VIII and Section 5.6 and ARTICLE IX hereof, which provisions will survive termination and remain in full force and effect without any limitation whatsoever; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Expenses. Except as otherwise expressly provided herein (including Section 2.5(c)(iv) hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (a) Buyer, on the one hand, and the Sellers (collectively), on the other hand, shall each be responsible for one-half of the filing fee payable in connection with the parties’ filings under the HSR Act, (b) Buyer, on the one hand, and the Sellers (collectively), on the other hand, shall each be responsible for one-half of the fees and expenses of the Escrow Agent, (c) Buyer shall pay all amounts payable to Lazard Frères & Co., LLC and (iv) all amounts payable to Houlihan Lokey Capital, Inc. shall be included in the Certified Company Transaction Expenses.

Section 9.2. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) on the day delivered if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to the Sellers or, prior to the Closing, the Company:	Farrell E. Robinson 433 Sunset Drive Birmingham, AL 35216

with a copy to (which copy shall not constitute notice):	Sirote & Permutt, P.C. 2311 Highland Avenue South Birmingham, Alabama 35205 Attention: W. Todd Carlisle

If to Buyer or, on and after the Closing, the Company:	STERIS Corporation 5960 Heisley Road Mentor, Ohio 44060 Attention: General Counsel

with a copy to (which copy shall not constitute notice):	Thompson Hine LLP 3900 Key Tower 127 Public Square Cleveland, Ohio 44114 Attention: Anthony E. Kuhel, Jr.

Section 9.3. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.4. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.5. Entire Agreement. This Agreement and the Transaction Documents (including the Exhibits and Disclosure Schedules hereto and thereto) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that Buyer may, without the prior written consent of any Seller or the Sellers’ Representative, (a) assign all or any portion of its rights under this Agreement to one or more of its Affiliates (but such assignment will not release Buyer from any liability or obligation under this

Agreement) or (b) collaterally assign all or any portion of its rights under this Agreement to any of the Company’s, any of its Subsidiaries’ or Buyer’s lenders.

Section 9.7. No Third-Party Beneficiaries. Except as provided in Section 5.5, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.8. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer, on the one hand, and the Sellers’ Representative and the Company, on the other hand. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.9. Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE REAL PROPERTY TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 9.10. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.12. Sellers’ Representative.

(a) In order to efficiently administer (i) the payment of the Purchase Price, (ii) the resolution of disputes relating to any Disputed Amounts, (iii) the defense and/or settlement of any indemnity claims of any Indemnified Party pursuant to ARTICLE VII, and (iv) the Escrowed Amount and the Escrow Agreement, the Sellers’ Representative is hereby designated by, and agrees to act as the representative of, the Sellers.

(b) By approving this Agreement and/or accepting their proportionate share of the Closing Date Share Purchase Price Payment and the Closing Date Owned Real Property Purchase Price Payment, each Seller hereby constitutes, and the Sellers collectively constitute, the Sellers’ Representative as their agent, proxy, and true and lawful attorney in fact for purposes of, and with full authority on the behalf of each of them: (i) to receive payment of and to allocate the Purchase Price; (ii) to make all decisions relating to the resolution of disputes relating to any Disputed Amounts; (iii) to take all action necessary in connection with the defense and/or settlement of any indemnity claims of any Indemnified Party pursuant to ARTICLE VII; (iv) to give and receive all notices required to be given to the Sellers under this Agreement or the Escrow Agreement; (v) to amend this Agreement in accordance with Section 9.8 and to deliver any Updated Disclosure Schedules pursuant to Section 5.3, and (vi) to take any and all additional action as is contemplated to be taken by the Sellers’ Representative or on behalf of the Sellers pursuant to the terms of this Agreement or the Escrow Agreement. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Sellers’ Representative (to the extent authorized by and in accordance with this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. The Sellers’ Representative shall be entitled to engage such counsel, experts, consultants and other advisors as he shall deem necessary in connection with exercising his powers and performing his functions hereunder and (in the absence of bad faith on the part of the Sellers’ Representative) shall, solely as to the Sellers, be entitled to conclusively rely on the opinions and advice of such persons.

(c) In the event that the Sellers’ Representative becomes unable to perform his responsibilities hereunder or resigns from such position, another Person designated by a majority in interest of the Sellers in writing to Buyer shall be deemed to be the Sellers’ Representative for all purposes of this Agreement.

(d) Buyer has the right to rely conclusively on the instructions and decisions of the Sellers’ Representative as to the settlement of any claims for indemnification by Buyer pursuant to ARTICLE VII, or any other actions required to be taken by the Sellers’ Representative hereunder, and no party hereunder will have any Action against Buyer for any action taken by Buyer in reliance upon the instructions or decisions of the Sellers’ Representatives.

(e) Each of the Sellers shall severally, and not jointly, indemnify and hold harmless the Sellers’ Representative from and against any loss, cost, damage, claim or expense (including attorneys’ fees) which may be incurred by Sellers’ Representative arising out of or relating to the performance of his duties and obligations as the Sellers’ Representative hereunder or under the Transaction Documents, except to the extent as the consequence of fraud, gross negligence or willful misconduct on the part of the Sellers’ Representative.

(f) The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such Seller. The Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by the Sellers’ Representative or any agent employed by the Sellers’ Representative hereunder or under any other document entered into in connection herewith, except that the Sellers’ Representative shall not be relieved of any liability imposed by law for willful misconduct. The Sellers’ Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Sellers’ Representative nor any agent employed by the Sellers’ Representative shall incur any liability to any Seller by virtue of the failure of the Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of the Sellers’ Representative’s duties hereunder, except for actions or omissions constituting fraud or bad faith.

Section 9.13. Disclosure Schedules. The disclosures in the Disclosure Schedules, with respect to a particular representation and warranty, and those in any Updated Disclosure Schedule, shall be considered a disclosure for purposes of any other representation and warranty in this Agreement for which such disclosure would be readily apparent.

Section 9.14. Tax-Deferred Exchange; Cooperation. The Sellers shall have the right to structure the sale of the Owned Real Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by the Sellers (including the ability to assign this Agreement to an entity established in order to effectuate such exchange), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Code, in which case Buyer shall execute any and all documents reasonably necessary to effect such exchange, as reasonably approved by Buyer’s counsel, and otherwise assist and cooperate with the Sellers in effecting such exchange, provided that: (a) any additional costs and expenses incurred by Buyer as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by the Sellers; (b) the Sellers shall indemnify and hold harmless Buyer from and against any and all Liabilities arising from effecting the exchange contemplated hereby; (c) Buyer shall not be required to take title to any property other than the Owned Real Property pursuant to this Agreement or the Transaction Documents; and (d) Closing under this Agreement shall not be extended as a result of such contemplated exchange.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date hereof.

COMPANY:

INTEGRATED MEDICAL SYSTEMS INTERNATIONAL, INC.

By:	/s/ Farrell E. Robinson
Name: Title:	Farrell E. Robinson Chief Executive Officer

[Signature Page to Stock Purchase Agreement – the Company]

BUYER:

STERIS CORPORATION

By:	/s/ J. Adam Zangerle
Name: Title:	J. Adam Zangerle Vice President, General Counsel and Secretary

[Signature Page to Stock Purchase Agreement – Buyer]

SELLERS:

/s/ Farrell E. Robinson
Farrell E. Robinson

/s/ Debra J. Robinson
Debra J. Robinson

/s/ Farrell E. Robinson
Farrell E. Robinson, as Trustee of the Farrell Eugene Robinson Business Trust Dated April 10, 2002

/s/ Debra Jones Robinson, Trustee
Debra Jones Robinson, as Trustee of the Debra Jones Robinson Business Trust Dated April 10, 2002

/s/ Debra Jones Robinson, Trustee
Debra Jones Robinson, as Trustee of the F. Eugene Robinson 2012 IMS Trust for Children

/s/ F. Eugene Robinson
F. Eugene Robinson, as Trustee of the Debra Jones Robinson 2012 IMS Trust for Children

/s/ Mary Annena Robinson
Mary Annena Robinson

/s/ Frances Robinson Dismukes
Frances Robinson Dismukes

[Signature Page to Stock Purchase Agreement – Sellers]

/s/ Ervin Lee Robinson
Ervin Lee Robinson

/s/ Kapi Robinson Cole
Kapi Robinson Cole

/s/ Rodney Joseph Robinson
Rodney Joseph Robinson

/s/ Peter P. Bodar
Peter P. Bodar

/s/ Zoltan A. Bodor
Zoltan A. Bodor

/s/ Brandon Bonser
Brandon Bonser

/s/ John R. Hower, Jr.
John R. Hower, Jr.

/s/ James Robert Mundy, III
James Robert Mundy, III

/s/ William C. Phillips
William C. Phillips

[Signature Page to Stock Purchase Agreement – Sellers]

SELLERS’ REPRESENTATIVE:

/s/ Farrell Eugene Robinson
Farrell Eugene Robinson, as the Sellers’ Representative

[Signature Page to Stock Purchase Agreement – Sellers’ Representative]

CHARITABLE ORGANIZATION:

NCF CORPORATION, AS SOLE MEMBER OF THE BOARD OF TRUSTEES OF NCF CHARITABLE TRUST

By:	/s/ Wm Matt Lawson
Name:	Wm Matt Lawson
Title:	President

[Signature Page to Stock Purchase Agreement – Sellers’ Representative]